UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Cornerstone OnDemand, Inc.
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April 23, 2015
Dear Cornerstone OnDemand, Inc. Stockholders:
You are cordially invited to attend our 2015 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Wednesday, June 3, 2015 at 1:00 p.m. Pacific Time at the Company’s headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.
At the Annual Meeting, stockholders will be asked to vote on the three proposals set forth in the Notice of 2015 Annual Meeting of Stockholders and described in the accompanying proxy statement.
It is important that your shares of the Company’s common stock are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to carefully review the proxy materials and to vote FOR the election of the three directors nominated by our board of directors and named in the proxy statement as Class I directors to serve for three-year terms, FOR the approval of an advisory resolution on named executive officer compensation and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Thank you for your continued support of Cornerstone OnDemand, Inc.
Sincerely,

/s/ Adam L. Miller
Adam L. Miller
Chief Executive Officer

CORNERSTONE ONDEMAND, INC.
1601 Cloverfield Blvd., Suite 620 South
Santa Monica, California 90404
_________________________________________________________
NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 3, 2015
at 1:00 p.m. Pacific Time
 _________________________________________________________
The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Cornerstone OnDemand, Inc., a Delaware corporation, will be held at the Company’s headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 on Wednesday, June 3, 2015 at 1:00 p.m. Pacific Time and, if applicable, at any adjournments or postponements thereof. At the Annual Meeting, our stockholders will be asked:

1	To elect three Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

2	To approve an advisory resolution on named executive officer compensation;

3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
The accompanying proxy statement more fully describes these proposals.
We have elected to take advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the cost of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 23, 2015. The Notice will explain how to access the proxy materials and vote by telephone or over the Internet.
Our board of directors has fixed the close of business on April 8, 2015 as the record date for the Annual Meeting. Only stockholders of record on April 8, 2015 are entitled to receive notice of and vote at the Annual Meeting. All stockholders are invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please vote as soon as possible by following the instructions in the Notice. Any stockholder attending the Annual Meeting may vote in person even if he, she or it has voted using the Internet, telephone or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote such stockholder casts at the Annual Meeting. For further information, please see the information in the Notice and in the accompanying proxy statement.
By order of the Board of Directors

/s/ Adam L. Miller
Adam L. Miller
Chief Executive Officer
Santa Monica, California
April 23, 2015
YOUR VOTE IS EXTREMELY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

CORNERSTONE ONDEMAND, INC.
 _______________________________________________________

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 3, 2015
at 1:00 p.m. Pacific Time
__________________________________________________
GENERAL INFORMATION
We are providing you with this proxy statement and the enclosed form of proxy in connection with the solicitation by the board of directors of Cornerstone OnDemand, Inc. of proxies to be used at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be at held at the Company’s headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, on Wednesday, June 3, 2015 at 1:00 p.m. Pacific Time and, if applicable, at any adjournment or postponement thereof. This proxy statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Cornerstone” or the “Company” refers to Cornerstone OnDemand, Inc., a Delaware corporation.
This proxy statement and our 2014 Annual Report to Stockholders were first made available to our stockholders on or about April 23, 2015.
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. You should read this entire proxy statement carefully before voting your shares. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the “notice and access” rules of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy statement, proxy card and 2014 Annual Report to Stockholders (collectively, the “proxy materials”) to stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
What matters will be voted on at the Annual Meeting?
At the Annual Meeting, stockholders will be voting on:

•	the election of three Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to approve an advisory resolution on named executive officer compensation;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	FOR the election of Robert Cavanaugh, Joseph P. Payne and Kristina Salen as Class I directors;

•	FOR the approval of an advisory resolution on named executive officer compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on April 8, 2015, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date. As of the record date, there were 53,929,123 shares of our common stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding.
A complete list of the stockholders entitled to vote at the Annual Meeting will be available at our headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. Stockholders may examine the list for any legally valid purpose related to the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholders of Record. If, at the close of business on the record date, your shares of our common stock are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered to be the stockholder of record of such shares. Throughout this proxy statement, we refer to registered stockholders as “stockholders of record.” If you are a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Owner. If, at the close of business on the record date, your shares of our common stock were held in a brokerage account or by a bank or other nominee on your behalf, you are considered to be the “beneficial owner” of shares of common stock held in “street name.” Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “beneficial owner.” If you are a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may not vote your shares with respect to any non-routine matters, but it may, in its discretion, vote your shares with respect to routine matters. Please see “What if I do not specify how my shares are to be voted?” for a description of routine versus non-routine matters.
Do I have to do anything in advance if I plan to attend the Annual Meeting in person?
Stockholders of Record. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to present government-issued photo identification and provide proof of beneficial ownership as of the record date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the record date.
How do I vote and what are the voting deadlines?
Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•
Over the Internet, by telephone or by mail. If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice. Alternatively, you may request a proxy card by telephone at 1-800-579-1639, over the Internet at www.proxyvote.com, or by email at sendmaterial@proxyvote.com, and complete, sign, date and return the proxy card in the postage pre-paid envelope provided. If you request a proxy card pursuant to the preceding sentence, please sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 2, 2015 for your shares to be voted at the Annual Meeting. Specific instructions for using the telephone and Internet voting systems are on the proxy card and in the Notice. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. Eastern Time on June 2, 2015. Regardless of the method you select to transmit your voting instructions, the proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions with respect to one or more proposals, your shares will be voted as recommended by our board of directors.

•
In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions by mail or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your bank or other nominee.
Can I revoke or change my vote after I submit my proxy?
Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual meeting by:

•	entering a new vote by Internet or by telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our General Counsel at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, by 11:59 Eastern Time on June 2, 2015; or

•	attending the Annual Meeting and voting in person.
Beneficial Owners. If you are a beneficial owner, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholders of Record. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the election of Robert Cavanaugh, Joseph P. Payne and Kristina Salen as Class I directors (Proposal 1);

•	FOR the approval of an advisory resolution on named executive officer compensation (Proposal 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015 (Proposal 3); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.
Beneficial Owners. If you are a beneficial owner and you do not provide the broker, bank or other nominee that holds your shares with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Brokers, banks and other nominees do not have discretion to vote on non-routine matters. Proposal 1 and 2 are non-routine matters, while Proposal 3 is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares with respect to Proposal 1 or 2, which would result in a broker non-vote, but may, in its discretion, vote your shares with respect to Proposal 3. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What constitutes a quorum, and why is a quorum required?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date are represented at the Annual Meeting, either in person or by proxy. As of the close of business on the record date, we had 53,929,123 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 26,964,562 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g. Proposal 2 and Proposal 3). However, because the outcome of Proposal 1 (election of directors) will be determined by a plurality of the votes cast, abstentions will have no impact on the outcome of such proposal so long as a quorum exists.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast. Thus, a broker non-vote will make a quorum more readily attainable, but will not otherwise affect the outcome of the vote on any proposal.
What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1 — Election of three Class I directors	Plurality of voting power of shares present and entitled to vote	No

Proposal 2 — Approval of an advisory resolution on named executive officer compensation	Majority of voting power of shares present and entitled to vote	No

Proposal 3 — Ratification of the appointment of independent registered public accounting firm	Majority of voting power of shares present and entitled to vote	Yes
With respect to Proposal 1, you may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. You may not cumulate votes in the election of directors. Any shares not voted FOR a particular nominee (whether as a result of a vote being withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have ABSTAINED from voting on Proposal 1, and such abstention will have no effect on the outcome of the vote.
With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of these proposals, the abstention will have the same effect as a vote AGAINST the proposals.
Who will count the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged to receive and tabulate stockholder votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokerage houses and other nominees holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

CORPORATE GOVERNANCE
Overview
Our board of directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and ensures that the long-term interests of our stockholders are being served. The key practices and procedures of our board of directors are outlined in our Corporate Governance Principles, which are available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Corporate Governance.”
Leadership Structure
Pursuant to our Corporate Governance Principles, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows our board of directors flexibility to determine whether the two roles should be combined or separated based upon our needs and our board of directors’ assessment of our leadership from time to time. Our board of directors currently believes that it is in the best interests of Cornerstone and its stockholders for Adam Miller, our Chief Executive Officer, to serve as our Chairman, and R. C. Mark Baker, an independent director, to serve as our Lead Independent Director.
Our board of directors believes that having an employee director fill the role of Chairman and a non-employee director fill the role of Lead Independent Director provides the appropriate balance in our leadership at this time. Combining the roles of Chairman and Chief Executive Officer promotes unified leadership and direction, contributing to operational effectiveness and efficiencies that facilitate the implementation of strategic initiatives and business plans to optimize stockholder value. In contrast, to facilitate communication between management and the independent members of our board of directors, the Lead Independent Director is authorized to schedule and prepare agendas for meetings or closed sessions without the presence of employee directors or members of management. The Lead Independent Director is also responsible for communicating with the Chief Executive Officer, disseminating information to the rest of our board of directors in a timely manner, and raising issues with management on behalf of the independent directors when appropriate.
Our board of directors, including each of its committees, also has full access to members of management, either as a group or individually, and to Company information deemed necessary to fulfill the obligations of our board of directors and its committees.
The Board’s Role in Risk Oversight
Our management has day-to-day responsibility for identifying risks facing the Company, including implementing suitable mitigating processes and controls, assessing risks in relation to the Company’s strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, its stockholders, and other stakeholders. Our board of directors is responsible for ensuring that an appropriate culture of risk management exists within the Company, overseeing its aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our board of directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and our independent registered public accounting firm, our major financial reporting and accounting risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Compensation Committee oversees risks associated with our compensation policies, plans and practices. Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and board of directors’ composition and organization. Management and other employees report to our board of directors and/or relevant committee(s) from time to time on risk-related issues.

Director Independence
Under the listing standards of The NASDAQ Stock Market, or NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of NASDAQ. In addition, Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of NASDAQ.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that neither Ms. Salen nor Messrs. Baker, Burlingame, Cavanaugh, McGeever or Payne, representing six of the seven directors who will serve on our board of directors if Proposal 1 (election of directors) is approved by our stockholders, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of such director and that each of these directors is “independent” as that term is defined under the listing standards of NASDAQ. Our board of directors also determined that Messrs. Burlingame, McGeever and Ms. Salen, who comprise our Audit Committee, Messrs. Baker, Burlingame and Payne, who comprise our Compensation Committee, and Messrs. Baker, Cavanaugh and Payne, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules and the listing standards of NASDAQ. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence.
Director Nomination Process
Candidates for nomination to our board of directors are selected by our Nominating and Corporate Governance Committee in accordance with its charter, our certificate of incorporation and bylaws, and our Corporate Governance Principles. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit qualifications that will increase overall effectiveness of our board of directors, including independence, previous experience as a director or executive with other successful companies, the ability to meet other requirements under applicable rules (e.g., the requirement that members of our Audit Committee have an appropriate level of financial literacy and expertise), a high level of personal and professional ethics and integrity, proven achievement and competence in the nominee’s field, skills that are complementary to those of existing members of our board of directors, the ability to assist and support management and make significant contributions to our success, and an understanding of the fiduciary duties belonging to members of our board of directors and the commitment of time and energy necessary to diligently fulfill those duties. In evaluating the suitability of a director candidate, our Nominating and Corporate Governance Committee considers factors such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, potential conflicts of interest and other commitments.
Our Nominating and Corporate Governance Committee makes an effort to ensure that our board of directors’ composition reflects a broad diversity of experience, professions, skills, viewpoints, personal traits and backgrounds. However, our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, does not assign specific weights to particular criteria, and does not believe that any specific criterion is necessarily applicable to all prospective nominees. Instead, when reviewing a candidate, our Nominating and Corporate Governance Committee reviews the candidate’s qualifications in light of the specific needs of our board of directors at that time.

To date, our Nominating and Corporate Governance Committee has relied on its network of contacts to compile a list of potential candidates, but it is authorized to retain recruiting professionals to assist in identifying and evaluating candidates for consideration as needed. After conducting appropriate inquiries into the backgrounds and qualifications of potential candidates and reviewing the candidates in light of the factors discussed above, our Nominating and Corporate Governance Committee selects nominees for recommendation to our board of directors by majority vote. Based on our Nominating and Corporate Governance Committee’s recommendation, our board of directors selects director nominees and recommends them for election by our stockholders. Our board of directors may also fill any vacancies that arise between annual meetings of stockholders.
Stockholder Recommendations and Nominations of Candidates for Election to the Board of Directors
Our Nominating and Corporate Governance Committee will consider director candidates who are timely recommended by stockholders who have continuously held at least 100,000 shares of our common stock for at least 12 months prior to the submission of the recommendation. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of the requisite number of shares of our common stock during the 12-month period referenced above.
A stockholder of record can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4 of our bylaws and the rules and regulations of the Securities and Exchange Commission. Any eligible stockholder who wishes to submit a nominations should review the requirements in our bylaws for nominations by stockholders. Any nomination should be sent in writing to our General Counsel at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Notice must be received by us no earlier than February 9, 2016 and no later than March 11, 2016 for our 2016 Annual Meeting of Stockholders. The notice must state the information required by Section 2.4 of our bylaws and otherwise must comply with applicable federal and state law.

Code of Business Conduct and Ethics
We have adopted a code of business conduct that is applicable to all of our employees, officers and directors. In addition, we have adopted a code of ethics that is applicable to our chief executive and senior financial officers. Our Code of Business Conduct and Ethics is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Corporate Governance.”
Communication with the Board of Directors
Any stockholder wishing to communicate with any of our directors may write to the director, c/o General Counsel, at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Our General Counsel will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate materials) and, if appropriate, forward such communications to the appropriate director(s) or, if none is specified, to the Chairman of the Board. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act. Our Nominating and Corporate Governance Committee reviews and approves the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with our board of directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board and Committee Meetings
Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. Our board of directors met six times during 2014. During 2014, each director attended at least 75% or more of the aggregate of (a) the total number of meetings of our board of directors (held during the period for which he or she served as a director) and (b) the total number of meetings held by all committees of our board of directors on which he or she served (during the periods that he or she served).
While we do not mandate attendance by members of our board of directors at our annual meetings of stockholders, we do have a formal policy encouraging our directors to attend. Three directors attended our 2014 Annual Meeting of Stockholders, either in person or telephonically.

The following table sets forth the three standing committees of our board of directors, the current members of each committee and the number of meetings held by each committee in 2014:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
R. C. Mark Baker		✓	✓
Harold W. Burlingame	✓	✓ (Chair)
Robert Cavanaugh			✓
James McGeever	✓ (Chair)
Joseph P. Payne		✓	✓ (Chair)
Kristina Salen	✓
Number of Meetings:	8	9	1
Committees of our Board of Directors
Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee all operate under charters approved by our board of directors, which charters are available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Corporate Governance.”
Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	overseeing the audit of our financial statements;

•	overseeing the organization and performance of our internal audit function and our internal accounting and financial controls;

•	appointing our independent registered public accounting firm and reviewing and overseeing its qualifications, independence and performance; and

•	overseeing the management of risks associated with our financial reporting, accounting and auditing matters.
Our Audit Committee consists of Messrs. Burlingame and McGeever and Ms. Salen, with Mr. McGeever serving as chairman. Our board of directors has determined that each member of our Audit Committee meets the financial literacy requirements under the rules of NASDAQ and the SEC, and Mr. McGeever qualifies as our Audit Committee financial expert as defined under SEC rules and regulations. Our board of directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current listing standards of NASDAQ and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of NASDAQ and SEC rules and regulations. The Audit Committee met eight times during 2014.
Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

•	assisting our board of directors with respect to oversight of executive compensation, including compensation of our Chief Executive Officer;

•	approving and evaluating compensation plans, policies and programs related to executive compensation;

•	evaluating and making recommendations to our board of directors regarding director compensation;

•	administering our equity compensation plans; and

•	reviewing and discussing with management the risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our business.

Our Compensation Committee consists of Messrs. Baker, Burlingame and Payne, with Mr. Burlingame serving as chairman. Our board of directors has determined that each member of our Compensation Committee is independent within the meaning of the listing standards of NASDAQ and SEC rules and regulations, including Rule 10C-1 under the Exchange Act, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of NASDAQ and SEC rules and regulations. Our Compensation Committee met nine times during 2014. For additional information regarding the procedures for the consideration and determination of executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and making recommendations regarding corporate governance matters;

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees;

•	assessing the performance of members of our board of directors and making recommendations regarding committee assignments;

•	recommending desired qualifications for membership on our board of directors and conducting searches for potential members of our board of directors; and

•	reviewing our Code of Business Conduct and Ethics and considering questions of possible conflicts of interest.
Our Nominating and Corporate Governance Committee consists of Messrs. Baker, Cavanaugh and Payne, with Mr. Payne serving as chairman. Our board of directors has determined that each of Messrs. Baker, Cavanaugh and Payne are independent within the meaning of the listing standards of NASDAQ. We believe that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, any applicable requirements of NASDAQ and SEC rules and regulations. Our Nominating and Corporate Governance Committee met one time in 2014. For additional information regarding our Nominating and Corporate Governance Committee, see “Corporate Governance — Director Nomination Process” above.
Our board of directors may from time to time establish other committees.
Director Compensation
The following table sets forth information concerning compensation paid or accrued for services rendered to us by non-employee members of our board of directors for the year ended December 31, 2014. Adam Miller, our Chief Executive Officer, does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Stock Awards ($)(1)(2)	Total ($)
Current non-employee directors:
R. C. Mark Baker	$61,798	$145,139	$64,651	$271,588
Harold W. Burlingame	$50,000	$145,139	$64,651	$259,790
Robert Cavanaugh(3)	$—	$—	$—	$—
James McGeever	$55,000	$145,139	$64,651	$264,790
Joseph P. Payne	$42,231	$145,139	$64,651	$252,021
Kristina Salen	$19,239	$239,474	$122,730	$381,443
S. Steven Singh(4)	$37,500	$145,139	$64,651	$247,290

(1)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015. These amounts do not necessarily correspond to the actual value that may be realized by the director.

(2)	The aggregate number of shares subject to stock options and restricted stock units outstanding at December 31, 2014 for each non-employee director is as follows:

Name	Aggregate Number (#) of Stock Options Outstanding as of December 31, 2014	Aggregate Number (#) of Restricted Stock Units Outstanding as of December 31, 2014	Total Number (#) of Shares Subject to Outstanding Awards
R. C. Mark Baker	91,725	1,700	93,425
Harold W. Burlingame	112,855	1,700	114,555
Robert Cavanaugh	—	—	—
James McGeever	87,081	1,700	88,781
Joseph P. Payne	20,400	3,367	23,767
Kristina Salen	12,000	3,000	15,000
S. Steven Singh	24,290	1,700	25,990

(3)	Effective as of April 20, 2015, Mr. Cavanaugh has been elected to our board of directors.

(4)	Effective as of January 31, 2015, Mr. Singh resigned from our board of directors.
Non-employee directors receive an annual retainer of $35,000. Our Lead Independent Director is paid an additional annual retainer of $20,000. The chair of our Audit Committee is paid an additional annual retainer of $20,000, and members of our Audit Committee other than the chair are paid an additional annual retainer of $5,000. The chair of our Compensation Committee is paid an additional annual retainer of $10,000, and members of our Compensation Committee other than the chair are paid an additional annual retainer of $3,000. The chair of our Nominating and Corporate Governance Committee is paid an additional annual retainer of $5,000, and members of our Nominating and Corporate Governance Committee other than the chair are paid an additional annual retainer of $2,500.
In addition to the compensation described above, each new non-employee director who joins our board of directors in the future will, upon election to our board of directors, be granted an initial stock option award to purchase shares of our common stock and an initial restricted stock unit award covering shares of our common stock with a combined target value of $400,000 using Black-Scholes methodology, with approximately 2/3 of the target value granted in the form of a stock option and 1/3 of the target value granted in the form of restricted stock units. The exercise price of each such option will be equal to the fair market value of our common stock on the date of grant. Each initial stock option award will vest as to 1/3 of the shares subject to the option on the first anniversary of the date the director joined our board of directors, and the remaining shares will vest monthly in equal increments over the following two years, subject to the director’s continued service as of each such date. Each initial restricted stock unit award will vest over a three-year period with 1/3 of the restricted stock units scheduled to vest on each of the first three anniversaries of the grant date, subject to the director’s continued service as of each such date.
In addition, all non-employee directors will receive, on the date of each of our annual stockholder meetings, an annual stock option award to purchase shares of our common stock and an annual restricted stock unit award covering shares of our common stock with a combined target value of $200,000 using Black-Scholes methodology (with the calculation of the value of such awards to be determined on the same day that the Compensation Committee approves the awards), with approximately 2/3 of the target value granted in the form of stock options and 1/3 of the target value granted in the form of restricted stock units. The exercise price of each such option will be equal to the fair market value of our common stock on the date of grant. Each annual stock option award and annual restricted stock unit award will vest on the first anniversary of the date of grant, subject to the director’s continued service as of such date.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Our certificate of incorporation provides for a classified board of directors. Each person elected as a Class I director at the Annual Meeting will serve for a three-year term expiring on the date of the 2018 annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our board of directors has nominated Messrs. Cavanaugh and Payne and Ms. Salen for election as Class I directors at the Annual Meeting. The three nominees receiving the highest number of votes will be elected at the Annual Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by our board of directors to fill the vacancy. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable or will decline to serve as a director. Each Class I director nominee is currently a director of the Company and is standing for re-election.

Information as of March 31, 2015 regarding our Class I nominees and other directors who will continue to serve on our board of directors after the Annual Meeting is set forth below:

Name	Age	Position	Director Since
Class I Director Nominees
Joseph P. Payne	50	Director	2013
Kristina Salen	43	Director	2014
Robert Cavanaugh	46	Director	2015
Class II Directors (term expires 2016)
James McGeever	48	Director	2010
Harold W. Burlingame	74	Director	2006
Class III Directors (term expires 2017)
Adam L. Miller	45	President and Chief Executive Officer, Director(1)	1999
R. C. Mark Baker	68	Director(2)	2003

(1)	Chairman of our board of directors

(2)	Lead Independent Director
There is no family relationship among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of our board of directors. Further information about our directors, including each of the Class I director nominees, is provided below.
Adam L. Miller founded the Company and has been our President and Chief Executive Officer and a member of our board of directors since May 1999. In addition to strategy, sales and operations, Mr. Miller has led our product development efforts since our inception. Prior to founding Cornerstone, Mr. Miller was an investment banker with Schroders plc, a financial services firm. Since its formation, Mr. Miller has served as the Chairman of the Cornerstone OnDemand Foundation, which leverages Cornerstone’s expertise, solutions and partner ecosystem to help empower communities. Mr. Miller also writes and speaks extensively about talent management and on-demand software. Mr. Miller holds a J.D. from the School of Law of the University of California, Los Angeles (UCLA), an M.B.A. from UCLA’s Anderson School of Business, a B.A. from the University of Pennsylvania (Penn) and a B.S. from Penn’s Wharton School of Business. He also earned C.P.A. (inactive) and Series 7 certifications. We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of our board of directors, including his operational expertise and the historical knowledge and perspective he has gained as our Chief Executive Officer and one of our founders.
R. C. Mark Baker has been a member of our board of directors since October 2003. Mr. Baker is the founder of Touchstone Systems, Inc., a company that supplies voice over internet protocol, or VoIP, international voice termination services and hosted OSS services, and has served as its Chief Executive Officer since September 2003. Mr. Baker has a long history of working in the telecommunications industry, serving as an officer or director of various companies including Ionex Telecommunications, Inc., Birch Telecommunications, USA Global Link GmbH, Keyon Communications Holdings, Inc. and British Telecom, and held various senior positions with AT&T Corp., including Executive Vice President International, Vice President and General Manager-International Services, Vice President Strategy, as well serving as a member of AT&T’s senior management team. Mr. Baker has also served as a director of British Telecom Satellite Services, British Telecom Marine, NIS (Japan), McCaw Cellular USA, British Telecom Syncordia, AT&T Submarine Systems, Alestra (Mexico) and Telecom Italia. We believe that Mr. Baker possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience leading and managing technology companies and his past service as a director of other technology companies.
Harold W. Burlingame has been a member of our board of directors since March 2006. From December 2004 to July 2010, Mr. Burlingame served as Chairman of ORC Worldwide, Inc., a provider of human resource knowledge and solutions. In addition, since June 1998, Mr. Burlingame has served as a director of UniSource Energy Corporation, an owner of electric and gas service providers. Previously, Mr. Burlingame served as Executive Vice President of Human Resources for AT&T Corp. and as Senior Executive Advisor for AT&T Wireless. Mr. Burlingame received his B.A. in Communications from Muskingum College. We believe that Mr. Burlingame’s extensive experience in human resources and management qualifies him to serve as a member of our board of directors.

Robert Cavanaugh has been a member of our board of directors since April 2015. Mr. Cavanaugh served in several roles, including as President Worldwide Enterprise, SMB & Government, at Concur Technologies, Inc., a provider of integrated travel and expense management solutions, from 1999 until its acquisition by SAP America, Inc. in December 2014. Prior to joining Concur Technologies, Inc., Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh holds a B.S. in Business Administration from Norwich University. We believe that Mr. Cavanaugh possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience managing technology companies, in the software industry and with SaaS.
James McGeever has been a member of our board of directors since June 2010. Mr. McGeever has served as the Chief Operating Officer of NetSuite Inc., a provider of business management applications, since July 2010. Prior to this role, Mr. McGeever served as NetSuite’s Chief Financial Officer from June 2000 to June 2010 and as its Director of Finance from January 2000 to June 2000. Prior to joining NetSuite, Mr. McGeever was the Controller of Clontech Laboratories, Inc., a biotechnology company, from 1998 to 2000, and the Corporate Controller at Photon Dynamics, Inc., a capital equipment maker, from 1994 to 1998. Mr. McGeever holds a B.Sc. from the London School of Economics. We believe that Mr. McGeever possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the management of technology companies and his experience in the software industry and with SaaS.
Joseph P. Payne has been a member of our board of directors since September 2013. Mr. Payne has served as Chief Executive Officer and a member of the board of directors of Eloqua, Inc., a marketing automation company, from June 2007 until its acquisition by Oracle Corporation in February 2013. Mr. Payne also served as Eloqua's chairman of the board of directors from August 2011 until February 2013, its president from June 2007 to September 2012, and as its interim president and Chief Executive Officer from January 2007 to June 2007. In October 2006, Mr Payne served as president of Qualys, Inc., a provider of cloud security and compliance solutions. From April 2005 to October 2006, Mr. Payne served as president and Chief Operating Officer of iDefense, a VeriSign, Inc. company. Mr. Payne currently serves on the board of directors of Dealertrack Technologies, Inc. Mr. Payne holds an A.B. in Public Policy and an M.B.A. from Duke University. We believe Mr. Payne possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience leading and managing technology companies and his service as a director of other technology companies.
Kristina Salen has been a member of our board of directors since July 2014. Ms. Salen has served as Chief Financial Officer of Etsy, Inc., an online marketplace, since 2013. Prior to this role, Ms. Salen led the media, Internet, and telecommunications research group of FMR LLC d/b/a Fidelity Investments, a multinational financial services company, from January 2006 to January 2013. Prior to Fidelity, Ms. Salen worked in various financial and executive roles at several companies, including Oppenheimer Capital LLC, an investment firm, from June 2002 to December 2005; Merrill Lynch & Co., Inc., a financial services corporation acquired by Bank of America Corporation in January 2009, from June 1997 to June 2001; Lazard Freres & Co. LLC, a global financial advisory and asset management firm, from April 1996 to June 1997; and SBC Warburg, an investment bank, from December 1994 to April 1996. Ms. Salen holds a B.A. in Political Science from Vassar College and an M.B.A. from Columbia University. We believe Ms. Salen possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience leading and managing technology companies.
Vote Required
The election of class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
Recommendation of the Board
Our board of directors recommends a vote FOR the three Class I director nominees to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us, in which the amount involved exceeds $120,000, without the approval or ratification of our Audit Committee. In approving or rejecting any such proposal, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions
In addition to the compensation arrangements discussed in the section titled “Executive Compensation,” in fiscal 2014, we were party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them may be deemed to have or have had a direct or indirect material interest.
Subscription Services Agreements
James McGeever, a member of our board of directors since June 2010, is the Chief Operating Officer of NetSuite Inc. In December 2009, we entered into a subscription services agreement with NetSuite, under which we licensed the use of NetSuite’s enterprise resource planning software to manage portions of our financial systems. In fiscal 2014, we incurred expenses of approximately $469,000 to NetSuite in license, maintenance and support fees under the terms of the agreement. In addition, we expect to pay approximately $631,000 in such fees for fiscal 2015.
S. Steven Singh, a member of our board of directors from April 2012 to January 2015, was the Chief Executive Officer and President of Concur Technologies, Inc. during 2014. In October 2011, we entered into a subscription services agreement with Concur, under which we licensed the use of Concur’s travel and expense management software. In fiscal 2014, we incurred expenses of approximately $286,000 to Concur in license, maintenance and support fees under the terms of the agreement. In addition, we expect to pay approximately $349,000 in such fees for fiscal 2015.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.
Transactions with Cornerstone OnDemand Foundation
We helped form the Cornerstone OnDemand Foundation, or the Foundation in 2010. The Foundation’s board of directors has five members, including Adam Miller, our Chief Executive Officer. None of the other four directors is an officer or employee of the Company. In fiscal 2014, we provided at no charge certain resources to the Foundation, with approximate value of $2.2 million.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 31, 2015 with respect to the beneficial ownership of our common stock by (i) each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director; (iii) each named executive officer listed in the table entitled “Summary Compensation Table” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of March 31, 2015, 53,917,928 shares of our common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

Name and address of beneficial owner	Shares of Common Stock Beneficially Owned(1)	Percentage
5% Stockholders:
FMR LLC(2)	8,033,301	14.9%
Wasatch Advisors, Inc.(3)	5,723,013	10.6%
The Vanguard Group, Inc.(4)	3,008,282	5.6%
BlackRock, Inc.(5)	2,865,084	5.3%
Kornitzer Capital Management, Inc.(6)	2,691,484	5.0%
Named executive officers and directors:
Adam L. Miller(7)	5,344,976	9.8%
Perry A. Wallack(8)	489,242	*
David J. Carter(9)	76,882	*
Vincent Belliveau(10)	229,650	*
Mark Goldin(11)	42,344	*
Kirsten Helvey(12)	182,485	*
R. C. Mark Baker(13)	106,681	*
Harold W. Burlingame(14)	139,705	*
Robert Cavanaugh	—	*
James McGeever(15)	130,681	*
Joseph P. Payne(16)	12,100	*
Kristina Salen	—	*
All directors and executive officers as a group (13 people)(17)	6,843,355	12.3%

(*)	Represents beneficial ownership of less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
Based on the most recently available Schedule 13G jointly filed with the SEC on February 13, 2015 by FMR LLC, a Delaware limited liability company (“FMR”); Edward C. Johnson 3d, Chairman of FMR; and Abigail P. Johnson.

(3)	Based on the most recently available Schedule 13G filed with the SEC on February 17, 2015 by Wasatch Advisors, Inc.

(4)	Based on the most recently available Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group, Inc.

(5)	Based on the most recently available Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc.

(6)	Based on the most recently available Schedule 13G filed with the SEC on January 22, 2015 by Kornitzer Capital Management, Inc.

(7)
Consists of (i) 3,499,065 shares held of record by Mr. Miller; (ii) 755,991 shares held of record by the Miller Family Irrevocable Trust dated as of July 1, 2010, for which the Goldman Sachs Trust Company of Delaware serves as trustee and special trustee, Mr. Miller’s spouse serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, special trustee and investment advisor; (iii) 300,000 shares held of record by the MST Trust dated as of December 17, 2012, for which Goldman Sachs Trust Company of Delaware serves as trustee, Mr. Miller’s father serves as distribution advisor, Mr. Miller serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, distribution advisor and investment advisor; and (iv) options to purchase 789,920 shares of Common Stock that are exercisable within 60 days of March 31, 2015.

(8)
Consists of (i) 377,000 shares held of record by the SC and FB Trust; (ii) 9,000 shares held of record by the Wallack Family Foundation; (iii) 97,475 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015; and (iv) 5,767 shares issuable upon the settlement of RSUs releasable within 60 days of March 31, 2015.

(9)	Consists of (i) 21,815 shares held of record by Mr. Carter; and (ii) 55,067 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(10)	Consists of (i) 73,885 shares held of record by Mr. Belliveau; and (ii) 155,765 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(11)	Consists of (i) 7,215 shares held of record by Mr. Goldin; and (ii) 35,129 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(12)
Consists of (i) 25,813 shares held of record by Ms. Helvey; (ii) 94 shares held by record by Ms. Helvey’s spouse; and (iii) 156,578 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(13)	Consists of (i) 33,356 shares held of record by Mr. Baker; and (ii) 73,325 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(14)	Consists of (i) 35,250 shares held of record by Mr. Burlingame; and (ii) 104,455 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(15)	Consists of (i) 52,000 shares held of record by James and Linda McGeever Revocable Trust; and (ii) 78,681 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(16)	Consists of (i) 5,433 shares held of record by Mr. Payne; and (ii) 6,667 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

(17)
Consists of (i) 5,199,245 shares held of record by our current directors and executive officers and their affiliates; (ii) 1,638,343 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015; and (iii) 5,767 shares issuable upon the settlement of RSUs releasable within 60 days of March 31, 2015.

EXECUTIVE OFFICERS
Biographical data for each of our current executive officers is set forth below, excluding Mr. Miller’s biography, which is included under the heading “Proposal 1 — Election of Directors” above.
Executive Officers
Perry A. Wallack, age 45, co-founded the Company and has served as our Vice President of Finance, and later as our Chief Financial Officer, since August 1999. Prior to co-founding the Company, from 1998 to 1999, Mr. Wallack was a Business Manager with Grant, Tani, Barish and Altman, Inc., a business management firm. From 1992 to 1998, Mr. Wallack held several roles including, Staff Accountant (in both Audit and Tax), Senior Accountant (in both Audit and Tax) and Manager in Business Management at Ernst & Young LLP, an auditing firm. Mr. Wallack currently serves on the board of directors of TigerText, Inc. Mr. Wallack holds a B.A. in Economics from the University of Michigan, Ann Arbor and earned his C.P.A. (inactive) in 1996.
Vincent Belliveau, age 39, has served as our Senior Vice President and General Manager of Europe, Middle East and Africa, or EMEA, since September 2011 and was our General Manager of EMEA from June 2007 to September 2011. Prior to joining us, Mr. Belliveau served as the North East Europe Director of the Master Data Management and Information Integration Solutions division of International Business Machines Corporation, a technology systems and services company, from July 2005 to May 2007, and served as its EMEA Sales Director for its WebSphere Product Center Software from September 2004 to July 2005. In addition, from May 2002 until September 2004, Mr. Belliveau served as the European Sales Director at Trigo Technologies, Inc. Early in his career, from November 1997 until January 2000, Mr. Belliveau was a Business Analyst at McKinsey and Company. Mr. Belliveau received his Commerce Baccalaureate (B.Com) from McGill University, where he majored in Accounting and Finance.

David J. Carter, age 51, has served as our Senior Vice President of Sales since September 2011 and was our Vice President of Sales from June 2008 to September 2011. Prior to joining us, Mr. Carter served as Vice President of Sales at Accenture BPO Services, a wholly owned subsidiary of Accenture LLC, from June 2006 to June 2008, and Savista Corporation, which was acquired by Accenture LLC, from October 2004 to June 2006, both of which were human resource outsourcing services providers. Previously, Mr. Carter served as Vice President of Sales at Ceridian Corporation, a human resource services company, from July 2000 to October 2004. Prior to Ceridian, Mr. Carter was Vice President of Sales at ProBusiness Services, Inc., a provider of payroll and benefits administration solutions. Mr. Carter holds a B.A. in Economics from Clark University.
Mark Goldin, age 53, has served as our Chief Technology Officer since June 2010. Prior to joining us, Mr. Goldin served as Chief Technology Officer at DestinationRx, Inc., a healthcare data management company, from September 2009 to June 2010. From August 2005 to September 2008, Mr. Goldin was Chief Operations and Technology Officer at Green Dot Corporation, a financial services company. Prior to Green Dot, from December 1992 to August 2005, Mr. Goldin served as Senior Vice President and Chief Technology Officer at Thomson Elite, a provider of technology solutions for professional services firms and currently part of Thomson Reuters Corporation.
Kirsten Helvey, age 44, has been with Cornerstone OnDemand since 2003. Ms. Helvey is responsible for overseeing all aspects of the client experience with Cornerstone OnDemand. Ms. Helvey has served as our Senior Vice President of Client Success since April 2012. Prior to this role, Ms. Helvey held the positions of Senior Vice President of Consulting Services from October 2011 to March 2012, Vice President of Consulting Services from April 2006 to September 2011, Director of Global Services from October 2004 to March 2006 and an Account Manager from March 2003 to October 2004. Prior to joining the company, from  2002 to February 2003, Ms. Helvey served as a supply chain operations strategy consultant in the Business Consulting Services group of International Business Machines Corporation, a technology systems and services company. Prior to that, from February 1999 to September 2002, Ms. Helvey was a supply chain operations strategy consultant at PricewaterhouseCoopers LLP. Ms. Helvey holds a B.A. in English Literature from Skidmore College.
Adam Weiss, age 37, has served as our Vice President, Business Affairs and General Counsel since April 2013 and is responsible for our legal, human resource, and administration functions worldwide. Prior to this role, Mr. Weiss held the position of General Counsel from May 2006 to March 2013. Before joining us, from 2003 to April 2006, Mr. Weiss was an associate with the law firm of Lurie, Zepeda, Schmalz & Hogan. Mr. Weiss holds a B.A. in Economics and Political Science from Stanford University and a J.D. from UCLA School of Law.

EXECUTIVE COMPENSATION
Compensation Committee Report
The following report of our Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.
Our Compensation Committee consists of three non-employee directors: Messrs. Baker, Burlingame and Payne, each of whom our board of directors has determined is independent under the applicable listing standards of NASDAQ. Our Compensation Committee has the duties and powers described in its written charter adopted by our board of directors. A copy of our Compensation Committee's charter is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Corporate Governance.”
The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee recommended to the board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.
Members of our Compensation Committee
R.C. Mark Baker
Harold W. Burlingame, Chairman
Joseph P. Payne

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our compensation program for those individuals named in the table entitled “Summary Compensation Table” below and referred to herein as our named executive officers, or NEOs, and is intended to provide a better understanding of our compensation practices and decisions that affected the compensation payable in 2014 to our NEOs.
Our NEOs for 2014 were Adam Miller, our President and Chief Executive Officer; Perry Wallack, our Chief Financial Officer; Dave Carter, our Senior Vice President of Sales; Vincent Belliveau, our Senior Vice President and General Manager of Europe, Middle East and Africa; Mark Goldin, our Chief Technology Officer; and Kirsten Helvey, our Senior Vice President of Client Success.
Executive Summary
The success of our business is driven by rapidly changing technology and the services we can provide to our customers. In order to stay competitive in our industry, our compensation packages are designed to attract, retain and incentivize our executive team and to align our compensation practices with the creation of value for our stockholders. We believe our compensation programs are effectively designed to reward our executives when our business performs well, which in turn strengthens the ties between our performance and stockholder value. Our executive compensation programs for 2014 continue to primarily consist of base salary, annual cash bonus opportunities and long-term equity incentives. The specific compensation principles, components and decisions during 2014 are discussed in more detail below.
General Compensation Philosophy
Our general compensation philosophy is to provide programs that attract, retain and motivate key employees who are critical to our long-term success. We strive to provide compensation packages to our executives that are competitive, reward the achievement of our business objectives, and align executive and stockholder interests by enabling our executives to acquire equity ownership in our business.
Compensation Decision Process
Role of our Compensation Committee. Our Compensation Committee is comprised of the following individuals: R. C. Mark Baker, Harold W. Burlingame and Joseph P. Payne. Our Compensation Committee operates under a written charter that establishes the duties and authority of our Compensation Committee. Our Compensation Committee reviews the terms of its charter annually, and its charter was most recently updated in April 2013. The fundamental responsibilities of our Compensation Committee include the following:

•	Providing oversight of our executive compensation policies, plans and benefit programs;

•
Assisting the board of directors in discharging its responsibilities relating to (i) oversight of the compensation of our Chief Executive Officer and other key employees including officers reporting under Section 16 of the Securities Exchange Act of 1934, as amended, (ii) approving and evaluating our executive officer compensation plans, policies and programs and (iii) evaluating and approving director compensation;

•	Assisting the board of directors in administering our equity compensation plans for our employees, directors and other service providers; and

•	Overseeing the management of risks associated with the Company’s compensation policies and practices.
Role of Independent Compensation Consultant. Our Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities and has engaged Compensia, Inc. (“Compensia”) to serve as its advisor with respect to its compensation programs, including advising on the market compensation environment, appropriate peer companies and compensation trends. Compensia reports directly to our Compensation Committee and interacts with management, as necessary. Compensia did not perform work for us other than pursuant to its engagement by our Compensation Committee. Compensia’s fees were paid by us. In April 2014, the Compensation Committee assessed the independence of Compensia and concluded that its work had not raised any conflict of interest.
In determining the appropriate level and form of compensation for 2014, our Compensation Committee reviewed market data relating to the cash and equity compensation of similarly-sized high-technology companies, and recently public companies provided by Compensia. The market data also included a specific set of peer companies comprised of publicly-held software companies. Our Compensation Committee reviewed and considered the data presented by Compensia, but did not engage in any benchmarking or targeting of any specific levels of pay.

Our Compensation Committee reviewed and adjusted the peer group in early 2014 for evaluating 2014 compensation decisions. Angie’s List, Inc., BroadSoft, Inc., Concur Technologies, Inc., Eloqua Corp., ExactTarget, Jive Software, Inc., LivePerson, Inc., LogMeIn, Inc. and Sourcefire, Inc. were removed from the 2014 peer group due to size or acquisition. Seven companies (Aspen Technology, Inc., FireEye, Inc., PROS Holdings, Inc., RealPage, Inc., Shutterstock, Inc., Tableau Software and Zillow) were added to the 2014 peer group after taking into account the factors outlined below. As a result, the following companies comprised the peer group for compensation purposes in 2014:

Aspen Technology, Inc.	ServiceNow, Inc.
Bottomline Technologies, Inc.	Shutterstock, Inc.
Demandware, Inc.	SolarWinds Inc.
FireEye, Inc.	Splunk Inc.
Guidewire Software Inc.	SPS Commerce, Inc.
NetSuite Inc.	Tableau Software
OpenTable, Inc.	The Ultimate Software Group, Inc.
PROS Holdings, Inc.	Yelp, Inc.
RealPage, Inc.	Zillow
The peer group was determined after taking into account, as applicable, the following criteria:

•	SaaS and other application systems and/or systems software companies;

•	Companies within a specified revenue range (with a range of .5 - 2 times our revenue);

•	Companies within a specified market cap range (with a range of .33 - 3 times our market cap); and

•	Companies with revenue growth of over 30% year-over-year.
Under the direction of our Compensation Committee, Compensia provided competitive market data to review our compensation programs, identify trends in executive and equity compensation and make recommendations as to appropriate levels of compensation for 2014. While Compensia’s analysis and recommendations were a strong factor in determining 2014 compensation levels, our Compensation Committee used its discretion in setting appropriate compensation levels and, in some cases, selected compensation levels that were different from those recommended by Compensia.
Role of Management
Members of our management team attend our Compensation Committee meetings when invited. At the outset of the 2014 annual compensation decision process, our CEO reviewed the compensation of our executive management team (including the NEOs other than himself) and made recommendations to the members of our Compensation Committee with respect to base salary, bonus and commission targets for the executives (but not for his own compensation). Our Compensation Committee retains the authority to accept or reject the CEO’s compensation recommendations for all executive officers, and, where it deemed appropriate, made adjustments to the CEO’s recommendations when determining appropriate compensation levels. All decisions regarding the CEO’s compensation for 2014 were reviewed and approved by our Compensation Committee.
Say on Pay Vote
At our annual meeting of stockholders in June 2012, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our NEOs, with approximately 99.7% of stockholder votes cast in favor of our 2012 say-on-pay proposal. In light of the strong support our stockholders expressed for our NEO compensation programs, we decided to retain our general approach to our executive compensation programs while also introducing performance-based equity awards that are tied to Company performance (as discussed in further detail below). We believe our programs are effectively designed and work well to align compensation for our NEOs with the interests of our stockholders, and help drive the achievement of our business strategy. We will hold such say-on-pay votes every three years, as approved by our stockholders in a non-binding advisory vote at our annual meeting of stockholders in June 2012. Accordingly, our stockholders are being asked to approve the compensation of our named executive officers on a non-binding, advisory basis, as described in greater detail under Proposal 2 herein. After the say-on-pay vote to be conducted at this annual meeting of stockholders, the next say-on-pay vote is scheduled to be held in 2018.

Components of NEO Compensation
The compensation program for our NEOs consists of:

•	Base salary;

•
Short-term incentives, specifically sales commissions and milestone bonuses for commissioned NEOs (Messrs. Carter and Belliveau) and annual bonuses for non-commissioned NEOs (Messrs. Miller, Wallack and Goldin and Ms. Helvey);

•	Long-term incentives (equity awards);

•	Broad-based employee benefits; and

•	Severance and change of control benefits.
We believe the combination of these elements provides a compensation package that attracts and retains qualified individuals, links individual performance to our performance, focuses the NEOs’ efforts on the achievement of both our short-term and long-term objectives as a company, and aligns the NEOs’ interests with those of our stockholders. Our Compensation Committee determines the appropriate use and weight of each component of NEO compensation based on its views of the relative importance of each component in achieving our overall objectives and position-specific objectives relevant to each NEO.
Base Salary
We provide a base salary to our NEOs to compensate them for services rendered on a day-to-day basis. The base salaries of our NEOs are reviewed on an annual basis. The following table provides the base salaries of our NEOs for 2013 and 2014:

Named Executive Officer	2013 Base Salary		2014 Base Salary
Adam Miller	$425,000		$425,000
Perry Wallack	$305,000		$325,000	(1)
David Carter	$240,000		$275,000	(2)
Vincent Belliveau	$236,769	(3)	$242,840	(4)
Mark Goldin	$275,000		$325,000	(5)
Kirsten Helvey	$275,000		$325,000	(6)

(1)	On April 2, 2014, our Compensation Committee approved an increase of Mr. Wallack’s base salary from $305,000 to $325,000, effective as of March 16, 2014.

(2)	On April 2, 2014, our Compensation Committee approved an increase of Mr. Carter’s base salary from $240,000 to $275,000, effective as of March 16, 2014.

(3)	This amount reflects a base salary of €195,000, which has been converted into U.S. Dollars at a rate of $1.2142 Dollars per Euro, the exchange rate in effect on January 1, 2015.

(4)
On April 2, 2014, our Compensation Committee approved an increase of Mr. Belliveau’s base salary from €195,000 to €200,000, effective as of March 16, 2014. The amount in the table reflects a base salary of €200,000, which has been converted into U.S. Dollars at a rate of $1.2142 Dollars per Euro, the exchange rate in effect on January 1, 2015.

(5)	On April 2, 2014, our Compensation Committee approved an increase of Mr. Goldin’s base salary from $275,000 to $325,000, effective as of March 16, 2014.

(6)	On April 2, 2014, our Compensation Committee approved an increase of Ms. Helvey’s base salary from $275,000 to $325,000, effective as of March 16, 2014.
In reviewing the salaries of our executives, our Compensation Committee reviewed and considered various market data presented by Compensia as well as the factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.” We did not engage in any benchmarking or targeting of any specific levels of pay when determining base salary levels. In connection with its review of 2014 base salaries, our Compensation Committee determined that an adjustment of the NEOs’ base salary (other than Mr. Miller’s) was necessary based on individual performance and the market data provided by Compensia. The Compensation Committee did not adjust Mr. Miller’s base salary because it felt Mr. Miller’s base salary was appropriate relative to market data.

Short-Term Incentives (Cash Bonuses and Sales Commissions)
Our short-term incentive program seeks to balance our NEOs’ focus on our company goals as well as reward their individual performance through the use of an executive compensation plan and separate sales commission plans, as appropriate for each NEO’s position. Each of Messrs. Miller, Wallack and Goldin and Ms. Helvey participate in an executive compensation plan under which bonuses may be earned upon our achievement of specified performance goals. Considering their sales position within our organization, Mr. Carter and Mr. Belliveau participate in individualized sales commission plans that are similar to the plans used for all of our sales employees, as described below. Our executive compensation plan and our executive sales commission plans are treated as “non-equity incentive plan compensation” for purposes of the Summary Compensation Table and Grants of Plan-Based Awards Table below.
2014 Executive Compensation Plan
For 2014, our Compensation Committee established an executive compensation plan for Messrs. Miller, Wallack, Goldin and Ms. Helvey. Under the terms of the executive compensation plan, each NEO (other than Messrs. Carter and Belliveau) was entitled to receive a bonus that would vary in size depending on our success in meeting certain performance thresholds and targets with respect to a number of different performance metrics, including revenue, non-GAAP operating cash flow and non-GAAP net loss, although our Compensation Committee retained discretion to adjust bonus payments in its sole discretion. Under this plan, no bonus payout for a particular performance metric would be earned unless the performance threshold for that metric was met, and bonus payouts would be calculated linearly for achievement between the performance thresholds and targets.
The following table shows the performance metrics and weighting established by our Compensation Committee for the 2014 Executive Compensation Plan:

Performance Metric	Weighting(1)
Revenue	75%
Non-GAAP operating cash flow(2)	20%
Non-GAAP net loss(3)	5%

(1)	The amount payable with respect to each metric may be greater or less than the assigned weighting depending on the extent to which our performance exceeded or fell short of the applicable target.

(2)
Non-GAAP operating cash flow is operating cash flow adjusted to exclude payment of employer related taxes from stock-based compensation and acquisition related costs and also adjusted to exclude payment of premium on investments net of related amortization.

(3)
Non-GAAP net loss is net loss adjusted to exclude expenses related to amortization of acquired intangibles and stock-based compensation and related employer-paid taxes. Non-GAAP net loss is also adjusted by the accretion of debt discount, amortization of debt issuance costs, other amortization costs and adjustments to revenue due to purchase price accounting rules.

The following tables show the target, minimum and maximum levels of performance and the bonus percentages corresponding with such levels of achievement for each NEO established by our Compensation Committee for the 2014 Executive Compensation Plan:

	Minimum(1)	Target	Maximum
Revenue	$267,000,000	$270,000,000	$281,035,200
Non-GAAP operating cash flow	$25,000,000	$33,000,000	$33,000,000	(2)
Non-GAAP net loss	$(17,000,000)	$(13,000,000)	$(13,000,000)	(2)

(1)	No bonus payment for the applicable performance metric will be earned unless the performance threshold for that performance metric is met.

(2)	No additional bonus will be paid for this performance metric regardless of the extent to which our performance exceeded its performance targets.

Bonus Percentages for NEOs
The table below shows the percentage of each NEO’s (other than Mr. Carter and Mr. Belliveau) bonus that corresponds with the achievement of the performance targets above. For example, the 50% minimum in the “Revenue” column below represents that upon achievement of minimum performance with respect to the revenue metric, the individual’s bonus will be calculated based on 50% achievement of that particular performance metric.

	Revenue			Non-GAAP Operating Cash Flow			Non-GAAP net loss
	Minimum	Target	Maximum	Minimum	Target	Maximum(1)	Minimum	Target	Maximum(1)
Adam Miller	50%	100%	167%	50%	100%	100%	50%	100%	100%
Perry Wallack	35%	70%	117%	35%	70%	70%	35%	70%	70%
Mark Goldin	35%	70%	117%	35%	70%	70%	35%	70%	70%
Kirsten Helvey	35%	70%	117%	35%	70%	70%	35%	70%	70%

(1)	Represents the maximum bonus amount payable regardless of the extent to which our performance exceeded our performance targets.
To increase focus on operating results and to align the NEOs’ interests with those of our stockholders, our Compensation Committee determined that these performance metrics were appropriate measurements of our performance, as revenue measures our growth rates, non-GAAP operating cash flow measures the cash profitability and margin potential of our business, and non-GAAP net loss measures our execution on expenditures relative to our revenue growth.
The following table shows the minimum, target, and maximum bonus amounts under the 2014 Executive Compensation Plan for each of Messrs. Miller, Wallack, Goldin and Ms. Helvey. To the extent that our achievement was greater or less than the specified targets, the bonus amounts payable to each individual would be increased or decreased, respectively, although our Compensation Committee retained discretion to adjust bonus payments in its sole discretion. Our Compensation Committee determined these target bonus amounts based on the reasons below and the compensation factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.”

	Minimum Bonus Amount(1)		Target Bonus Amount(2)		Maximum Bonus Amount(3)
	$	% of Base Salary	$	% of Base Salary	$	% of Base Salary
Adam Miller	10,625	2.5	425,000	100	637,500	150
Perry Wallack	5,688	1.8	227,500	70	341,250	105
Mark Goldin	5,688	1.8	227,500	70	341,250	105
Kirsten Helvey	5,688	1.8	227,500	70	341,250	105

(1)
Represents the minimum bonus amount payable if we met only our performance threshold for non-GAAP net loss, the metric with the lowest weighting. No bonus was payable if we failed to meet the performance threshold for at least one metric.

(2)	Represents the bonus amount payable if we achieved our full performance target with respect to each performance metric.

(3)	Represents the maximum bonus amount payable regardless of the extent to which our performance exceeded our performance targets.

The NEOs’ 2014 target bonus amounts as a percentage of base salary remained the same as the 2013 target bonus amounts, except that Mr. Goldin’s and Ms. Helvey’s target bonus amounts were increased from 50% to 70% of his or her respective base salaries. Mr. Wallack’s target bonus amount was increased to $227,500 from $213,500 and Mr. Goldin’s and Ms. Helvey’s target bonus amounts were increased to $227,500 from $137,500 as a result of the respective increases of their base salaries. Our Compensation Committee determined that these bonus targets were appropriate based on its review of the compensation practices of our peer group and that they enabled us to appropriately proportion our NEOs’ total cash compensation with respect to performance-based compensation.

In early 2015, our Compensation Committee reviewed the 2014 performance metrics to determine the level of achievement relative to each performance target and threshold amount. The 2014 achievement levels for the performance targets were as follows:

	2014 Actual Performance	Effect on Calculation of Bonuses
Revenue	$263,568,000	No bonus payment assigned to this performance metric as minimum performance threshold not achieved
Non-GAAP Operating Cash Flow	$44,359,000	Bonus calculated upon achievement of target level(1)
Non-GAAP net loss	$(16,986,000)	Bonus calculated linearly for achievement between the minimum and target levels

(1)	Even though performance was above target, payout at this particular performance metric was limited to target levels.
Based on the performance levels listed above, bonus payments under the 2014 Executive Compensation Plan were as follows:

Name	2014 Bonus Amount
Adam Miller	$95,625
Perry Wallack	$51,188
Mark Goldin	$51,188
Kirsten Helvey	$51,188
Sales Commission Plan
Because much of Mr. Belliveau’s and Mr. Carter’s responsibilities are focused on sales of our solutions, our Compensation Committee determined that it would be more appropriate for Mr. Belliveau and Mr. Carter to participate in a sales commission plan with terms that correspond to the results achieved by their respective teams rather than in the executive compensation plan described above. Mr. Belliveau and Mr. Carter therefore earned commissions based on the sales of their respective direct sales teams, with Mr. Belliveau’s commissions based on sales in Europe, the Middle East and Africa, and Mr. Carter’s commissions based on total direct sales in the United States. The commission targets were determined by our Compensation Committee based in part on the recommendations of our CEO, which took into account the compensation factors described above under the heading “— Compensation Discussion and Analysis — Compensation Decision Process.” Our Compensation Committee designed Mr. Belliveau’s and Mr. Carter’s commission structure both to reward them for their past success and to support our retention efforts.
During 2014, Mr. Belliveau and Mr. Carter were eligible to receive commissions based on total sales in their respective sales territories. The rate at which commissions are earned by each sales executive is highest in the first year of each client agreement and decreases each year thereafter and depends on whether the client agreement is a new agreement or a renewal. For 2014, our Compensation Committee established a sales quota for each of the sales executives. Mr. Belliveau’s total quota for 2014 was €33,726,450 in total revenue from sales in assigned territories, and Mr. Carter’s quota for 2014 was $79,000,000 in total revenue from sales in assigned territories. To the extent that a sales executive exceeded his quota for revenue in 2014, such sales executive’s commission rate was increased with respect to revenue invoiced and received by us in excess of the quota.
In addition, each sales executive was also eligible for a bonus if he met certain milestone sales targets by the dates specified in each executive’s commission plan. If Mr. Belliveau achieved specified milestones by specified dates, he would be eligible to receive a bonus of $24,284 upon completion of each milestone (based on a $1.2142 U.S. Dollar to Euro exchange rate as of January 1, 2015). If Mr. Carter achieved all specified milestones by specified dates, he would be eligible to receive a total bonus of $20,000 upon completion of all milestones.

For 2014, the following table shows the targets and amounts earned by Mr. Belliveau and Mr. Carter under his 2014 sales commission plan:

	Target 2014 Commission		Target 2014 Bonus		2014 Commission Earned(4)		Target 2014 Bonus Earned(6)
Vincent Belliveau	$316,168	(1)	$24,284	(3)	$197,533	(5)	$6,632	(7)
David Carter	$363,400	(2)	$20,000		$242,676		$—

(1)
This amount represents the total performance-based commissions that would be earned under the commission plan if (i) Mr. Belliveau achieved the sales quota established under his commission plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, is consistent with the Company’s projections. Mr. Belliveau’s target 2014 commission was €260,392. Amounts have been converted into U.S. Dollars at a rate of $1.2142 Dollars per Euro, the exchange rate in effect on January 1, 2015.

(2)
This amount represents the total performance-based commissions that would be earned under the commission plan if (i) Mr. Carter achieved the sales quota established under his commission plan and (ii) the percentage of the sales quota attributable to software revenue and service revenue, respectively, is consistent with the Company’s projections.

(3)	Mr. Belliveau’s target 2014 bonus was €20,000. Amounts have been converted into U.S. Dollars at a rate of $1.2142 Dollars per Euro, the exchange rate in effect on January 1, 2015.

(4)
This amount represents the total performance-based commissions earned by Mr. Belliveau and Mr. Carter under the 2014 commission plan, including incremental revenue from renewals. Each executive also earned additional commissions for second-year revenue and third-year revenue received by us in 2014 with respect to client agreements entered into in prior years under sales commission plans established in such years for each such executive, which commission amounts are not reflected in this amount. In addition to the amounts presented in this table, Messrs. Belliveau and Carter are expected to earn an additional $105,619 and $92,604, respectively, in performance-based commissions in 2015 in connection with software and services revenue that (i) was invoiced by us in 2014 under contracts entered into in 2014 but (ii) had not been received by us as of the end of 2014. (The $105,619 expected to be received by Mr. Belliveau in 2014 has been converted into U.S. Dollars at a rate of $1.2142 Dollars per Euro, the exchange rate in effect on January 1, 2015). For the commissions earned in 2014 under the 2014 sales commission plan and under plans established for prior years, see the non-equity incentive plan compensation column of the Summary Compensation Table below.

(5)	Amount represents the sum of payments made to Mr. Belliveau converted from Euros into U.S. Dollars at the exchange rates in effect when the payments were made.

(6)	Represents milestone bonuses paid upon the achievement of certain milestone sales targets.

(7)	Mr. Belliveau was paid €5,000. Amounts have been converted into U.S. Dollars at the exchange rates in effect when the payments were made.
Long-Term Incentives (Equity Awards)
We grant equity awards to motivate and reward our NEOs for achieving long-term performance goals as reflected in the value of our common stock, which we believe aligns the interests of our NEOs with those of our stockholders. Historically, the equity awards we have granted pursuant to our equity incentive plans have been limited to stock options with exercise prices equal to the fair market value of our common stock on the date of grant as determined by our board of directors and restricted stock units. In 2014, the Compensation Committee also granted special awards of performance-based restricted stock units to further incentivize our executives to drive long-term growth and promote alignment of our stockholders’ interests with the financial interests of our NEOs. In determining the equity incentive awards for our NEOs, our Compensation Committee considered a number of factors, including the executive’s position with us and his or her total compensation package as well as the executive’s contribution to the success of our financial performance and the equity compensation practices of our peer group. Our Compensation Committee granted equity awards to reward both the achievement of long-term goals and to provide a powerful retention tool. Stock options increase stockholder value and reward achievement of our long-term strategic goals since the value of the stock options are directly related to the value of our common stock while restricted stock units provide individuals with immediate retention value because they have no purchase price (but are subject to vesting).
On March 13, 2014, Mr. Miller was granted performance-based restricted stock units. The Compensation Committee granted this special incentive award to Mr. Miller to align our compensation practices with the creation of value for our stockholders by tying vesting of the performance-based restricted stock units to our revenue targets for fiscal year 2014. We did not achieve the required revenue levels to meet the threshold in 2014 for this award. As a result, the award was terminated without any shares being issued.

On July 1, 2014, Mr. Miller was granted a stock option to purchase 82,000 shares of our common stock, and each of Messrs. Wallack, Carter, Belliveau, Goldin and Ms. Helvey was granted a stock option to purchase 50,000 shares of our common stock. Each stock option is scheduled to vest over a four-year period with 1/4th of the shares subject to the stock option scheduled to vest on the first anniversary of the grant date and 1/48th of the shares subject to the option scheduled to vest monthly thereafter, in all cases subject to the individual continuing to provide services to us through each such date.
To additionally incentivize Messrs. Wallack, Carter, Belliveau and Goldin and Ms. Helvey to achieve our long-term strategic goals, thereby increasing stockholder value, and to provide executives a further retention incentive, on July 1, 2014, each of Messrs. Wallack, Carter, Belliveau and Goldin and Ms. Helvey was granted an award of 12,388 restricted stock units covering shares of our common stock. The restricted stock units will be fully vested over a four-year period with 1/4th of the restricted stock units scheduled to vest on each of the first four anniversaries of the grant date, in all cases subject to the individual continuing to provide services to us through each such date.
On July 1, 2014, Mr. Miller was granted performance-based restricted stock units. The Compensation Committee granted this special incentive award to Mr. Miller to further align our compensation practices with the creation of value for our stockholders by tying vesting of the performance-based restricted stock units to our total shareholder return (“TSR”). The number of performance-based restricted stock units that will be earned under this award is determined based on our TSR measured against the TSR of companies listed on the S&P 500, both measured over a three-year performance period as set forth below.

Percentage of Company TSR above (or below) S&P 500 TSR	Percentage of Target Performance-Based Restricted Stock Units Earned*
Below -10%	0%
-10%	75%
0%	100%
25% or above	150%
*Achievement will be calculated linearly between levels after the minimum threshold is attained.
Achievement of the target performance level would result in the issuance of 40,600 shares and achievement of the maximum performance level would result in the issuance of 60,900 shares. Mr. Miller’s performance-based award is designed to both align his compensation with the creation of value for our stockholders and provide retention value over the three-year performance period.
On December 14, 2014, each of Messrs. Miller, Wallack, Carter, Belliveau, and Goldin and Ms. Helvey was granted a special award of performance-based restricted stock units. The Compensation Committee granted these special incentive awards to our NEOs to provide an additional, long-term incentive and retention tool and to align our compensation practices with the creation of value of our stockholders by tying vesting of the performance-based restricted stock units to the Company’s TSR and aggressive growth targets measured over a three-year period. The Compensation Committee does not anticipate making this type of award a regular part of NEO compensation, since the award is specially designed to reward achievement of exceptional growth targets over the next several years.
The number of shares of stock which might be eligible for vesting based on our TSR performance (as described below) may be reduced based on our revenue performance for each of fiscal years 2015 and 2016. Specifically, with respect to initial revenue guidance for each of fiscal 2015 and 2016 (and assuming that we are not subject to a change in control), if our revenue for a given year does not equal or exceed the: (i) upper end of the guidance range, the number of earned performance-based restricted stock units will be discounted by 25% and (ii) lower end of the guidance range, the number of earned performance-based restricted stock units will be discounted by 50% so that the NEOs will only be rewarded if our revenue guidance is met and our TSR outperforms that of the NASDAQ Composite Index. The number of performance-based restricted stock units that will be earned is determined based on our TSR measured against the TSR of companies listed in the NASDAQ Composite Index, both measured over a three-year performance period as set forth below.

Percentage of Company TSR above NASDAQ Composite Index TSR	Percentage of Target Performance-Based Restricted Stock Units Earned*
Below 20%	0%
20%	100%
45% or above	200%
*Achievement will be calculated linearly between levels after the minimum threshold is attained.

Achievement of the target performance level would result in the issuance of 80,000 shares to Mr. Miller and 62,500 shares to each of Messrs. Wallack, Carter, Belliveau, and Goldin and Ms. Helvey. Achievement of the maximum performance level would result in the issuance of 160,000 shares to Mr. Miller and 125,000 shares to each of Messrs. Wallack, Carter, Belliveau, and Goldin and Ms. Helvey.
In making the July 2014 and December 2014 performance-based grants, the Compensation Committee chose TSR as the performance metric because it felt that TSR is an important indicator of our performance and reflects our pay for performance philosophy. A three-year performance period was selected to encourage and reward sustained growth while also providing retention value. While the Compensation Committee does not anticipate making these types of awards a regular part of the NEO’s compensation, it felt that these grants (with their aggressive performance goals) were appropriate to reward the NEOs and to align the interests of the NEOs and our stockholders by rewarding the NEOs for creating value for the stockholders.
Although we do not currently have formal stock ownership guidelines for our NEOs, our Compensation Committee does periodically review our NEOs’ compensation, including the retention and incentive value of their equity awards, in order to determine whether to grant any additional equity awards in the future.
Broad-Based Employee Benefits
Our compensation program for our NEOs also includes employee benefits that are generally available to our other employees. These benefits include medical, dental, vision, long-term disability and life insurance benefits, as well as flexible spending accounts. We also periodically provide meals on premise to employees in our offices. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Offering these benefits serves to attract and retain employees, including our NEOs. We anticipate that we will periodically review our employee benefits programs in order to ensure that they continue to serve these purposes and remain competitive.
We have established a tax-qualified Section 401(k) retirement savings plan for our employees generally, subject to standard eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. Beginning in July 2012, we provided for a match of employees’ contributions in an amount equal to 50% of an employee’s contributions up to $2,400 per year. Matching amounts vest over four years, beginning at the employee's employment start date. Accordingly, all matching amounts will have fully vested on the fourth anniversary of the start date, regardless of when the matching amounts were contributed. The plan currently qualifies under Section 401(a) of the Internal Revenue Code, such that contributions to the plan, and income earned on those contributions, are not taxable to participants until withdrawn from the plan.
We have also established the 2010 Employee Stock Purchase Plan, or ESPP, which our board of directors has adopted and which our stockholders approved. Our NEOs are eligible to participate in the ESPP on the same basis as our other full-time U.S. employees.
Employment Contracts, Termination of Employment and Change-In-Control Agreements
Our board of directors believes that maintaining a stable and effective management team is essential to our long-term success and achievement of our corporate strategies, and is therefore in the best interests of our stockholders. We have entered into employment agreements or Change of Control Severance Agreements with each of our NEOs that provide for, in certain instances, base salary, bonuses and/or sales commissions, employee benefit plan participation, and severance or other payments upon a qualifying termination of employment or change of control that provide the NEOs with assurances of specified severance benefits in the event that their employment is terminated and such termination is a qualifying termination under their respective agreements. For more detail, see “Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control.”
We recognize that these severance benefits may be triggered at any time. Nonetheless, we believe that it is imperative to provide these individuals with these benefits to secure their continued dedication to their work, notwithstanding the possibility of a termination by us, and to provide them with additional incentives to continue employment with us. In determining appropriate severance payment and benefit levels for our NEOs, our Compensation Committee and our board of directors relied on a number of factors, including their experience with and understanding of current market practice, relative severance packages within the Company, and current severance arrangements. The level of benefits and triggering events to receive such benefits were chosen to be broadly consistent with our Compensation Committee’s and our board of directors’ view of prevailing competitive practices. The final severance payment and benefit levels were determined after extensive negotiations with each NEO and were evaluated in terms of the overall compensation packages for each NEO.

We also recognize that the possibility that we may in the future undergo a change in control, and that this possibility, and the uncertainty it may cause among our NEOs, may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, our board of directors and Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of certain key executives to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control. As a result, we have entered into agreements with certain of our NEOs that provide additional benefits in the event of a change in control. For more detail, see “Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Termination Following Change in Control.”
We consider these severance protections to be an important part of our NEOs’ compensation. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are competitive with arrangements offered to executives by companies with whom we compete for executives and are critical to achieve our business objective of management retention. We believe that this severance protection is competitively necessary to retain our NEOs and is imperative to (i) secure the continued dedication and objectivity of our NEOs, including in circumstances where we may undergo a change of control, and (ii) provide the NEOs with an incentive to continue employment with us and motivate them to maximize our value for the benefit of our stockholders.
For information regarding certain relationships and related transactions, and director independence, including our Code of Business Conduct and Ethics, see “Employment Contracts, Termination of Employment and Change-In-Control Agreements” above.
Tax Considerations
Based on the limitations imposed by Section 162(m) of Internal Revenue Code, we generally cannot deduct compensation paid to our Chief Executive Officer and to certain other highly compensated officers that exceeds $1,000,000 per person in any fiscal year for federal income tax purposes, unless it is “performance-based,” as defined under Section 162(m). Salary and bonus compensation is subject to these limits, as is the excess of the current market price over the option exercise price, or option spread, at the time of exercise of any stock option, unless it is treated as an incentive stock option or it meets certain other requirements. We believe all options we have granted to date have met these requirements. Additionally, under an exception to Section 162(m), any compensation paid at any time pursuant to a compensation plan that was in existence before the effective date of our public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the ending of the third calendar year following the year of our public offering. While we cannot predict how the Section 162(m) deductibility limit may affect our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we intend to consider tax deductibility under Section 162(m) as one factor in our compensation decisions.
We have not provided our executives or directors with any gross-up or other reimbursement for tax amounts that these individuals might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and also that we or our successor could lose the ability to deduct on our corporate taxes the amounts subject to the additional tax. In addition, Section 409A imposes significant taxes on an executive officer, director or other service provider who receives “deferred compensation” that does not meet the requirements of Section 409A.
Compensation Risk Assessment
In establishing and reviewing our overall compensation program, our Compensation Committee and our board of directors consider whether the compensation program and its various elements encourage or motivate our NEOs or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in our long-term best interests and are not reasonably likely to have a material adverse effect on our business. In particular, our Compensation Committee has reviewed the elements of our executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	our allocation of compensation between cash compensation and long-term equity compensation, combined with our typically 48-month vesting schedule, discourages short-term risk taking;

•	our approach of goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking;

•	our compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking; and

•	our business does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk).
Compensation Recovery Policies
Our Compensation Committee has not yet adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity based incentive compensation paid to our NEOs or other employees where the payment was based on the achievement of financial results that were subsequently revised. Our Compensation Committee intends to adopt a general compensation recovery policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Summary Compensation Table
The following table summarizes the compensation information for our NEOs for the fiscal years ended December 31, 2014, December 31, 2013, and December 31, 2012.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Adam Miller President and Chief Executive Officer	2014 2013 2012	425,000 425,000 425,000		— — —	8,612,960 — —	(15)(16)	1,883,310 3,046,102 2,643,407	95,625 456,875 488,750	(2) (3) (4)	11,016,895 3,927,977 3,557,157
Perry Wallack Chief Financial Officer	2014 2013 2012	320,833 302,917 295,000	(8)	— — —	2,884,826 586,653 360,705	(16)	1,149,125 1,168,610 683,438	51,188 229,513 237,475	(2) (3) (4)	4,405,972 2,287,693 1,576,618
David J. Carter Senior Vice President of Sales	2014 2013 2012	267,708 240,000 240,000	(9)	— — —	2,884,826 513,157 321,435	(16)	1,149,125 1,022,675 596,175	569,569 546,370 410,259	(5) (6) (7)	4,871,228 2,322,202 1,567,869
Vincent Belliveau Senior Vice President and General Manager of Europe, Middle East and Africa(13)(14)	2014 2013 2012	262,733 259,581 251,808	(10)	— — —	2,884,826 513,157 —	(16)	1,149,125 1,022,675 —	524,210 657,088 491,036	(5) (6) (7)	4,820,894 2,452,501 742,844
Mark Goldin Chief Technology Officer	2014 2013 2012	314,583 275,000 265,625	(11)	— — —	2,884,826 513,157 171,432	(16)	1,149,125 1,022,675 321,049	51,188 147,813 158,125	(2) (3) (4)	4,399,722 1,958,645 916,231
Kirsten Helvey Senior Vice President of Client Success	2014	314,583	(12)	—	2,884,826	(16)	1,149,125	51,188	(2)	4,399,722

(1)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth herein or in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015. These amounts do not necessarily correspond to the actual value that may be realized by the NEO.

(2)	The amounts represent the total performance-based bonuses earned for services rendered in 2014 under our 2014 Executive Compensation Plan.

(3)	The amounts represent the total performance-based bonuses earned for services rendered in 2013 under our 2013 Executive Compensation Plan.

(4)	The amounts represent the total performance-based bonuses earned for services rendered in 2012 under our 2012 Executive Compensation Plan.

(5)
The amount represents (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2014 in accordance with the sales executive’s 2014 sales commission plan, and subscription revenue invoiced and received by us in 2014 under contracts entered into prior to 2014 in accordance with sales commission plans established for the sales executive in such years, and (ii) milestone bonuses paid upon the achievement of certain milestone sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”

(6)
The amount represents (i) the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2013 in accordance with the sales executive’s 2013 sales commission plan, and subscription revenue invoiced and received by us in 2013 under contracts entered into prior to 2013 in accordance with sales commission plans established for the sales executive in such years, and (ii) milestone bonuses paid upon the achievement of certain milestone sales targets. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”

(7)
The amount represents the total performance-based commissions earned for subscription revenue and consulting services revenue under our sales commission plans, including subscription and consulting services revenue invoiced and received by us under contracts entered into in 2012 in accordance with the sales executive’s 2012 sales commission plan, and subscription revenue invoiced and received by us in 2012 under contracts entered into prior to 2012 in accordance with sales commission plans established for the sales executive in such years. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”

(8)	On April 2, 2014, our Compensation Committee approved an increase of Mr. Wallack’s base salary from $305,000 to $325,000, effective as of March 16, 2014.

(9)	On April 2, 2014, our Compensation Committee approved an increase of Mr. Carter’s base salary from $240,000 to $275,000, effective as of March 16, 2014.

(10)
On April 2, 2014, our Compensation Committee approved an increase of Mr. Belliveau’s base salary from €195,000 to €200,000, effective as of March 16, 2014. The amount in the table reflects a base salary of €200,000 from March 16, 2014 to December 31, 2014 and a base salary of €195,000 from January 1, 2014 to March 15, 2014, in each case converted into U.S. Dollars at the exchange rates in effect when payments were made.

(11)	On April 2, 2014, our Compensation Committee approved an increase of Mr. Goldin’s base salary from $275,000 to $325,000, effective as of March 16, 2014.

(12)	On April 2, 2014, our Compensation Committee approved an increase of Ms. Helvey’s base salary from $275,000 to $325,000, effective as of March 16, 2014.

(13)	Mr. Belliveau was not deemed to be an NEO in 2012.

(14)	Amounts represent the sum of payments made to Mr. Belliveau converted from Euros into U.S. Dollars at the exchange rates in effect when the payments were made.

(15)
This amount includes performance-based restricted stock units granted to Mr. Miller on March 13, 2014 with a grant date fair value of $3,852,960. This award was terminated without any shares being issued as we did not achieve the required revenue levels to meet the threshold in 2014. Excluding the terminated award, Mr. Miller’s total grant date fair value for 2014 was $4,760,000.

(16)
This amount includes performance-based restricted stock units granted on December 14, 2014 which were valued using a Monte Carlo simulation to estimate the grant date fair value of this award. The valuation factored in the probability of the award vesting, in which eligibility was determined based on our performance with respect to initial revenue guidance for each of fiscal 2015 and 2016 and the measurement of our TSR against the TSR of companies listed in the NASDAQ Composite Index.

Fiscal 2014 Grants of Plan-Based Awards
The table below summarizes information concerning all plan-based awards granted to our NEOs during fiscal 2014, which ended on December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mr. Miller	—	10,625	425,000		637,500	—	—	—	—	—	—
	3/13/14	—	—		—	63,000	69,000	—	—	—	3,852,960	(4)
	7/1/2014	—	—		—	—	—	—	82,000	46.20	1,883,310
	7/1/2014	—	—		—	40,600	60,900	—	—	—	1,800,000
	12/14/2014	—	—		—	80,000	160,000	—	—	—	2,960,000	(5)
Mr. Wallack	—	5,688	227,500		341,250	—	—	—	—	—	—
	7/1/2014	—	—		—	—	—	—	50,000	46.20	1,149,125
	7/1/2014	—	—		—	—	—	12,388	—	—	572,326
	12/14/2014	—	—		—	62,500	125,000	—	—	—	2,312,500	(5)
Mr. Carter	—	—	383,400	(6)	—	—	—	—	—	—	—
	7/1/2014	—	—		—	—	—	—	50,000	46.20	1,149,125
	7/1/2014	—	—		—	—	—	12,388	—	—	572,326
	12/14/2014	—	—		—	62,500	125,000	—	—	—	2,312,500	(5)
Mr. Belliveau	—	—	340,452	(6)(7)	—	—	—	—	—	—	—
	7/1/2014	—	—		—	—	—	—	50,000	46.20	1,149,125
	7/1/2014	—	—		—	—	—	12,388	—	—	572,326
	12/14/2014	—	—		—	62,500	125,000	—	—	—	2,312,500	(5)
Mr. Goldin	—	5,688	227,500		341,250	—	—	—	—	—	—
	7/1/2014	—	—		—	—	—	—	50,000	46.20	1,149,125
	7/1/2014	—	—		—	—	—	12,388	—	—	572,326
	12/14/2014	—	—		—	62,500	125,000	125,000	—	—	2,312,500	(5)
Ms. Helvey	—	5,688	227,500		341,250	—	—	—	—	—	—
	7/1/2014	—	—		—	—	—	—	50,000	46.20	1,149,125
	7/1/2014	—	—		—	—	—	12,388	—	—	572,326
	12/14/2014	—	—		—	62,500	125,000	—	—	—	2,312,500	(5)

(1)
Represents performance-based restricted stock unit awards which were granted under our 2010 Equity Incentive Plan. For more information, see “Compensation Discussion and Analysis — Long-Term Incentives (Equity Awards)” above.

(2)
The restricted stock units and stock option grants to purchase shares of our common stock were made under our 2010 Equity Incentive Plan and are subject to service-based vesting requirements. The exercise prices of the options were equal to the fair market value of our common stock on the date of grant.

(3)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth herein or in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015. These amounts do not necessarily correspond to the actual value that may be realized by the NEO.

(4)	This award was terminated without any shares being issued as we did not achieve the required revenue levels to meet the threshold in 2014.

(5)
Reflects performance-based restricted stock units granted on December 14, 2014 which were valued using a Monte Carlo simulation to estimate the grant date fair value of this award. The valuation factored in the probability of the award vesting, in which eligibility was determined based on our performance with respect to initial revenue guidance for each of fiscal 2015 and 2016 and the measurement of our TSR against the TSR of companies listed in the NASDAQ Composite Index.

(6)
The non-equity incentive plan compensation earned by Messrs. Carter and Belliveau was paid under their respective sales commission plans, not under our 2014 Executive Compensation Plan. In each case, the sales executive received a sales commission, of which a portion was allocated to subscription revenue and a portion was allocated to services revenue. In addition, each sales commission plan established a sales quota and certain milestone sales targets. The target amount represents the amount to be earned in 2014 assuming (i) that the full sales quota and all milestone sales targets were met, (ii) any contingencies such as a material customization which may impair or delay revenue recognition has cleared, and (iii) that none of the sales contracts entered into were renewals. For more information, see “— Compensation Discussion and Analysis — Sales Commission Plan.”

(7)	Amount has been converted from Euros into U.S. Dollars at a rate of $1.2142 per Euro, the exchange rate in effect on January 1, 2015.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding stock options and stock awards held by our NEOs as of December 31, 2014.

Name	Vesting Commencement Date		Option Awards — Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards — Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards — Option Exercise Price ($)	Option Awards — Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Stock Awards— Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Stock Awards— Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Miller	11/7/2010	(2)	550,000	—	6.51	11/7/2020	—	—	—	—
	5/1/2012	(2)	160,618	88,082	20.85	5/1/2022	—	—	—	—
	7/1/2013	(2)	41,260	75,240	52.72	8/10/2023	—	—	—	—
	7/1/2014	(2)	—	82,000	46.20	7/1/2024	—	—	—	—
	7/1/2014	(3)	—	—	—	—	—	—	60,900	2,143,680
	12/14/2014	(3)	—	—	—	—	—	—	160,000	5,632,000
Mr. Wallack	11/7/2010	(2)	24,808	—	6.51	11/7/2020	—	—	—	—
	5/1/2012	(2)	41,527	22,773	20.85	5/1/2022	—	—	—	—
	7/1/2013	(2)	18,887	34,443	44.01	7/1/2023	—	—	—	—
	7/1/2014	(2)	—	50,000	46.20	7/1/2024	—	—	—	—
	5/15/2012	(4)	—	—	—	—	5,767	202,998	—	—
	7/1/2013	(6)	—	—	—	—	3,333	117,322	—	—
	7/1/2014	(6)	—	—	—	—	12,388	436,058	—	—
	12/14/2014	(3)	—	—	—	—	—	—	125,000	4,400,000

Name	Vesting Commencement Date		Option Awards — Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards — Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards — Option Exercise Price ($)	Option Awards — Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Stock Awards— Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Stock Awards— Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Carter	10/1/2011	(2)	10,416	10,417	12.54	10/1/2021	—	—	—	—
	7/1/2012	(5)	5,562	10,569	23.81	7/1/2022	—	—	—	—
	7/1/2012	(2)	6,473	4,530	23.81	7/1/2022	—	—	—	—
	7/1/2013	(2)	16,528	30,142	44.01	7/1/2023	—	—	—	—
	7/1/2014	(2)	—	50,000	46.20	7/1/2024	—	—	—	—
	7/1/2012	(6)	—	—	—	—	3,600	126,720	—	—
	7/1/2012	(7)	—	—	—	—	2,100	73,920	—	—
	7/1/2013	(6)	—	—	—	—	8,745	307,824	—	—
	7/1/2014	(6)	—	—	—	—	12,388	436,058	—	—
	12/14/2014	(3)	—	—	—	—	—	—	125,000	4,400,000
Mr. Belliveau	10/1/2011	(2)	118,750	31,250	12.54	10/1/2021	—	—	—	—
	7/1/2013	(2)	16,528	30,142	44.01	7/1/2023	—	—	—	—
	7/1/2014	(2)	—	50,000	46.20	7/1/2024	—	—	—	—
	7/1/2013	(8)	—	—	—	—	11,660	410,432	—	—
	7/1/2014	(8)	—	—	—	—	12,388	436,058	—	—
	12/14/2014	(3)	—	—	—	—	—	—	125,000	4,400,000
Mr. Goldin	6/21/2010	(2)	5,396	—	5.93	9/20/2020	—	—	—	—
	7/1/2012	(2)	5,562	10,569	23.81	7/1/2022	—	—	—	—
	7/1/2013	(2)	16,528	30,142	44.01	7/1/2023	—	—	—	—
	7/1/2014	(2)	—	50,000	46.20	7/1/2024	—	—	—	—
	7/1/2012	(6)	—	—	—	—	3,600	126,720	—	—
	7/1/2013	(6)	—	—	—	—	8,745	307,824	—	—
	7/1/2014	(6)	—	—	—	—	12,388	436,058	—	—
	12/14/2014	(3)	—	—	—	—	—	—	125,000	4,400,000
Ms. Helvey	4/21/2010	(2)	4,687	—	1.65	4/21/2020	—	—	—	—
	10/1/2011	(2)	79,166	20,834	12.54	10/1/2021	—	—	—	—
	7/1/2012	(5)	16,131	10,569	23.81	7/1/2022	—	—	—	—
	7/1/2012	(2)	18,770	4,530	23.81	7/1/2022	—	—	—	—
	7/1/2013	(2)	16,528	30,142	44.01	7/1/2023	—	—	—	—
	7/1/2014	(2)	—	50,000	46.20	7/1/2024	—	—	—	—
	7/1/2012	(7)	—	—	—	—	2,100	73,920	—	—
	7/1/2012	(6)	—	—	—	—	3,600	126,720	—	—
	7/1/2013	(6)	—	—	—	—	8,745	307,824	—	—
	7/1/2014	(6)	—	—	—	—	12,388	436,058	—	—
	12/14/2014	(3)	—	—	—	—	—	—	125,000	4,400,000

(1)
This column represents the market value of the shares of our common stock underlying the restricted stock units as of December 31, 2014, based on the closing price of our common stock as reported on the NASDAQ Global Select Market of $35.20 per share on December 31, 2014.

(2)
One fourth (1/4) of the shares subject to the option shall vest on the first anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the option will have vested as of the fourth anniversary of the vesting commencement date, subject to option holder’s continuing to be a service provider through each such date.

(3)
All of the eligible shares subject to the performance-based restricted stock units will vest on the third anniversary of the vesting commencement date, subject to the satisfaction of certain performance conditions and the award holder’s continuing to be a service provider through such date.

(4)
One third (1/3) of the shares subject to the restricted stock units will vest on each of the second, third and fourth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

(5)
One third (1/3) of the shares subject to the option shall vest on the first anniversary of the vesting commencement date, and one thirty-sixth (1/36th) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the option will have vested as of the third anniversary of the vesting commencement date, subject to option holder’s continuing to be a service provider through each such date.

(6)
One fourth (1/4) of the shares subject to the restricted stock units will vest on each of the first, second, third and fourth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

(7)
One third (1/3) of the shares subject to the restricted stock units will vest on each of the first, second and third anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

(8)	All of the restricted stock units will vest on the second anniversary of the vesting commencement date, subject to the award holder’s continued service with us on such date.
Fiscal 2014 Option Exercises and Stock Vested
The following table provides information regarding options and stock awards exercised and vested, respectively, and value realized for each of our NEOs during the fiscal year that ended on December 31, 2014.

Name	Option Awards — Number of Shares Acquired on Exercise (#)	Option Awards — Value Realized on Exercise ($)(1)	Stock Awards — Number of Shares Acquired on Vesting (#)	Stock Awards — Value Realized on Vesting ($)(2)
Mr. Miller	—	—	50,000	1,401,000
Mr. Wallack	37,900	1,024,816	29,100	936,529
Mr. Carter	61,487	3,020,733	6,815	314,853
Mr. Belliveau	—	—	—	—
Mr. Goldin	33,194	1,407,893	12,215	557,733
Ms. Helvey	70,313	3,892,300	8,190	367,818

(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.

(2)	Based on the market price of our common stock on the vesting date, multiplied by the number of shares vested.
Pension Benefits and Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2014.

Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control
Adam Miller
On November 8, 2010, we entered into an employment agreement with Mr. Miller, our Chief Executive Officer and President. In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Miller will receive: (i) continued payments of his base salary for 18 months, (ii) 150% of his average actual bonus for the three-year period prior to the year in which the termination occurs, (iii) 18 months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (v) any earned but unpaid bonus amounts.
In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Miller will receive: (i) a lump-sum payment equal to the sum of 18 months’ of base salary plus 150% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (iv) any earned but unpaid bonus amounts.
The severance payments discussed above are subject to Mr. Miller signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.
Mr. Miller’s employment agreement also provides that in the event that the severance payments and other benefits payable to Mr. Miller constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Miller of the greatest amount of benefits on an after-tax basis.
The following table shows the pre-tax payments that Mr. Miller would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2014:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance payments attributable to base salary(2)(3)	$637,500		$637,500
Severance payments attributable to bonus	$637,500	(4)	$499,375
Acceleration of equity awards(5)	$1,263,977	(6)	$1,263,977
Company-paid premiums(7)	$29,751		$29,751
Total	$2,568,728		$2,430,603

(1)
A termination is considered to be “in connection with a change of control” if Mr. Miller’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Miller for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.

(2)
Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.

(3)	Calculations are based on a base salary of $425,000, which is the base salary that was in effect as of December 31, 2014.

(4)
Calculations are based on a target bonus amount of $425,000, which is the target bonus amount that was in effect under the 2014 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2014 above.

(5)
The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014.

(6)
Assuming that Mr. Miller had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2014, the performance-based restricted stock units granted in both July and December 2014 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2014.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Miller (and his eligible dependents) for 18 months.
As used in Mr. Miller’s employment agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth below under the heading “Definitions for the Employment Agreements of Messrs. Miller and Wallack.”
Perry Wallack
On November 8, 2010, Mr. Wallack, our Chief Financial Officer, entered into an employment agreement with us that superseded a prior employment agreement entered into on May 10, 2007. In the event that we terminate Mr. Wallack without cause or if Mr. Wallack terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Wallack will receive: (i) continued payments of his base salary for 12 months, (ii) 100% of his average actual bonus for the three-year period prior to the year in which the termination occurs, (iii) 12 months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Wallack (and any eligible dependents) for up to 12 months, and (v) any earned but unpaid bonus amounts.
In the event that we terminate Mr. Wallack without cause or if Mr. Wallack terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Wallack will receive: (i) a lump-sum payment equal to the sum of 12 months’ of base salary plus 100% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Wallack (and any eligible dependents) for up to 12 months, and (iv) any earned but unpaid bonus amounts.
The severance payments discussed above are subject to Mr. Wallack signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.
Mr. Wallack’s employment agreement also provides that in the event that the severance payments and other benefits payable to Mr. Wallack constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Wallack of the greatest amount of benefits on an after-tax basis.
The following table shows the pre-tax payments that Mr. Wallack would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2014:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$325,000		$325,000
Severance Payments Attributable to Bonus	$227,500	(4)	$245,146
Acceleration of Equity Awards(5)	$1,520,706	(6)	$659,975
Company-paid premiums(7)	$19,834		$19,834
Total	$2,093,040		$1,249,955

(1)
A termination is considered to be “in connection with a change of control” if Mr. Wallack’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Wallack for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.

(2)
Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.

(3)	Calculations are based on a base salary of $325,000, which is the base salary that was in effect as of December 31, 2014.

(4)
Calculations are based on a target bonus amount of $227,500, which is the target bonus amount that was in effect under the 2014 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2014 above.

(5)
The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014.

(6)
Assuming that Mr. Wallack had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2014, the performance-based restricted stock units granted in December 2014 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2014.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Wallack (and his eligible dependents) for 12 months.
As used in Mr. Wallack’s employment agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth below under the heading “Definitions for the Employment Agreements of Messrs. Miller and Wallack.”
Definitions for the Employment Agreements of Messrs. Miller and Wallack
As used in the employment agreements of Messrs. Miller and Wallack, the terms below have the following meanings:

•
The term “cause” means: (i) an act of material dishonesty made by the executive in connection with his carrying out his job responsibilities to us intended to result in his substantial personal enrichment, (ii) the executive’s conviction of, or plea of nolo contendere to, a felony which our board of directors reasonably believes had or will have a material detrimental effect on our reputation or business, (iii) a willful act by the executive which constitutes gross misconduct and which is injurious to us or our affiliates, (iv) the executive’s willful and material breach of the employment agreement, including without limitation his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of our board of directors within 10 days following written notice of such breach to the executive, and (v) the executive’s material violation of a company policy that results in a material detrimental effect on our reputation or business.

•
The term “change of control” means the occurrence of any of the following: (i) a change in our ownership which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of our stock will not be considered a change of control, or (ii) a change in our effective control which occurs on the date that a majority of members of our board of directors (each, a “Director”) is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of us, the acquisition of additional control of us by the same Person will not be considered a change of control, or (iii) a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition of change of control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us. Notwithstanding the foregoing, a transaction will not be deemed a change of control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further, the completion of an underwritten public offering of our common stock will not constitute a change of control and a transaction will not constitute a change of control if: (i) its sole purpose is to change our state of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the our securities immediately before such transaction. In addition, a transaction must actually be consummated in order for there to be a change of control.

•
The term “good reason” means without the executive’s express written consent: (i) a significant reduction or adverse change in his duties, position, reporting relationship or responsibilities, or the removal of him from such duties, position or responsibilities, (ii) a reduction by us in the executive’s base salary as in effect immediately prior to such reduction unless (a) such reduction is part of a salary reduction plan across our entire senior management team, (b) such reduction does not have a disproportionate effect on the executive in comparison to other members of our senior management team and (c) such reduction is not in excess of 10% of the executive’s base salary, (iii) a material reduction by us in the kind or level of benefits to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced disproportionally to other members of senior management, (iv) our material breach of a term of the employment agreement or any other agreement between us and the executive, including our failure to obtain assumption of the employment agreement by any successor, and (v) the relocation of the executive to a facility or a location more than 35 miles from his then present employment location. In addition, the executive must provide us written notice of the existence of the one or more of the above conditions within 90 days of its initial existence and we must be provided with 30 days to cure the condition. If the condition is not cured within such 30-day period, the executive must terminate employment within 30 days of the end of such cure period in order to qualify as a termination for good reason.

David J. Carter
In April 2013, Mr. Carter entered into a change of control severance agreement with us that superseded any rights to severance and/or change of control benefits in his amended and restated employment agreement entered onto on November 8, 2010. The severance agreement has an initial term of three years. Thereafter, the severance agreement will renew automatically for additional one-year terms unless either party provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

If the Company terminates Mr. Carter’s employment with the Company without cause or if Mr. Carter resigns for good reason, and, in each case, such termination occurs outside the period beginning three months prior to, and ending 12 months following, a change of control (such period, the “change of control period”), then Mr. Carter will receive: (i) a lump-sum payment equal to 100% of his base salary, (ii) the payment of premiums for continued COBRA coverage for Mr. Carter (and his eligible dependents) for up to 12 months, (iii) nine months of acceleration of all unvested equity awards, and (iv) all accrued compensation.

If the Company terminates Mr. Carter’s employment with the Company without cause or if Mr. Carter resigns for good reason, and, in each case, such termination occurs during the change of control period, then Mr. Carter will receive: (i) a lump-sum payment equal to 100% of his base salary, (ii) a lump-sum payment equal to 100% of his target bonus and commission for the year of termination (whether established on a quarterly, semi-annual, annual and/or other periodic basis), (iii) the payment of premiums for continued COBRA coverage for Mr. Carter (and his eligible dependents) for up to 12 months, (iv) full acceleration of all unvested equity awards with a 12-month post-termination exercise period (unless the awards expire earlier), and (v) all accrued compensation.

If the Company terminates Mr. Carter’s employment with the Company as a result of his disability or due to his death, then Mr. Carter’s outstanding and unvested equity awards will vest as if Mr. Carter’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

The severance payments discussed above are subject to Mr. Carter signing and not revoking a separation agreement and release of claims and continuing to comply with his confidentiality agreement.
Mr. Carter’s severance agreement also provides that in the event that the severance payments and other benefits payable to Mr. Carter constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Carter of the greatest amount of benefits on an after-tax basis.
The following table shows the pre-tax payments that Mr. Carter would have received under the terms of his severance agreement if the severance agreement was in place as of December 31, 2014 and if a trigger event had occurred on December 31, 2014:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$275,000		$275,000
Severance Payments Attributable to Bonus	$383,400	(4)	$—
Acceleration of Equity Awards(5)	$1,352,548	(6)	$560,941
Company-paid premiums(7)	$19,834		$19,834
Total	$2,030,782		$855,775

(1)
A termination is considered to be during the change of control period if Mr. Carter’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Carter for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Carter’s employment is terminated as a result of his disability or his death, then Mr. Carter’s outstanding and unvested equity awards will vest as if Mr. Carter’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)	Severance payments will be paid in a lump sum upon a qualifying termination.

(3)	Calculations are based on a base salary of $275,000, which is the base salary that was in effect as of December 31, 2014.

(4)
Calculations are based on a target bonus and/or commission amount of $383,400, which is the target amount that was in effect under Mr. Carter’s sales commission plan. See the Grants of Plan-Based Awards Table for 2014 above.

(5)
The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014.

(6)
Assuming that Mr. Carter had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2014, the performance-based restricted stock units granted in December 2014 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2014.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Carter (and his eligible dependents) for 12 months.
As used in Mr. Carter’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreements of Messrs. Miller and Wallack.”
Vincent Belliveau
In April 2014, Mr. Belliveau entered into a change of control severance agreement with us that superseded any rights to severance and/or change of control benefits in his amended and restated employment agreement entered onto on February 10, 2011. The severance agreement has an initial term of three years. Thereafter, the severance agreement will renew automatically for additional one-year terms unless either party provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.
If the Company terminates Mr. Belliveau’s employment with the Company without cause or if Mr. Belliveau resigns for good reason, and, in each case, such termination occurs outside the period beginning three months prior to, and ending 12 months following, a change of control (such period, the “change of control period”), then Mr. Belliveau will receive nine months of acceleration of all unvested equity awards.
If the Company terminates Mr. Belliveau’s employment with the Company without cause or if Mr. Belliveau resigns for good reason, and, in each case, such termination occurs during the change of control period, then Mr. Belliveau will receive full acceleration of all unvested equity awards with a 12-month post-termination exercise period (unless the awards expire earlier).
If the Company terminates Mr. Belliveau’s employment with the Company as a result of his disability or due to his death, then Mr. Belliveau’s outstanding and unvested equity awards will vest as if Mr. Belliveau’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).
The severance payments discussed above are subject to Mr. Belliveau signing and not revoking a separation agreement and release of claims and continuing to comply with his confidentiality agreement.
The following table shows the pre-tax payments that Mr. Belliveau would have received under the terms of his severance agreement if the severance agreement was in place as of December 31, 2014 and if a trigger event had occurred on December 31, 2014:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Acceleration of Equity Awards(2)	$1,554,615	(3)	$1,047,745
Total	$1,554,615		$1,047,745

(1)
A termination is considered to be during the change of control period if Mr. Belliveau’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Belliveau for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Belliveau’s employment is terminated as a result of his disability or his death, then Mr. Belliveau’s outstanding and unvested equity awards will vest as if Mr. Belliveau’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)
The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014.

(3)
Assuming that Mr. Belliveau had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2014, the performance-based restricted stock units granted in December 2014 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2014.

As used in Mr. Belliveau’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreements of Messrs. Miller and Wallack.”
Mark Goldin
In April 2013, Mr. Goldin entered into a severance agreement with us that superseded any rights to severance and/or change of control benefits in his employment agreement entered into on May 24, 2010. Mr. Goldin’s severance agreement has the same terms and conditions as Mr. Carter’s severance agreement as described above.
The following table shows the pre-tax payments that Mr. Goldin would have received under the terms of his severance agreement if the severance agreement was in place as of December 31, 2014 and if a trigger event had occurred on December 31, 2014:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$325,000		$325,000
Severance Payments Attributable to Bonus	$227,500	(4)	$—
Acceleration of Equity Awards(5)	$990,983	(6)	$332,001
Company-paid premiums(7)	$12,919		$12,919
Total	$1,556,402		$669,920

(1)
A termination is considered to be during the change of control period if Mr. Goldin’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Goldin for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Goldin’s employment is terminated as a result of his disability or his death, then Mr. Goldin’s outstanding and unvested equity awards will vest as if Mr. Goldin’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)	Severance payments will be paid in a lump sum upon a qualifying termination.

(3)	Calculations are based on a base salary of $325,000, which is the base salary that was in effect as of December 31, 2014.

(4)
Calculations are based on a target bonus amount of $227,500, which is the target bonus amount that was in effect under the 2014 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2014 above.

(5)
The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014.

(6)
Assuming that Mr. Goldin had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2014, the performance-based restricted stock units granted in December 2014 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2014.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Goldin (and his eligible dependents) for 12 months.
As used in Mr. Goldin’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreements of Messrs. Miller and Wallack.”
To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.
Kirsten Helvey
In April 2013, Ms. Helvey entered into a severance agreement with us. Ms. Helvey’s severance agreement has the same terms and conditions as Mr. Carter’s severance agreement as described above.
The following table shows the pre-tax payments that Ms. Helvey would have received under the terms of her severance agreement if the severance agreement was in place as of December 31, 2014 and if a trigger event had occurred on December 31, 2014:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$325,000		$325,000
Severance Payments Attributable to Bonus	$227,500	(4)	$—
Acceleration of Equity Awards(5)	$1,588,598	(6)	$882,415
Company-paid premiums(7)	$19,834		$19,834
Total	$2,160,932		$1,227,249

(1)
A termination is considered to be during the change of control period if Ms. Helvey’s employment with us is either (i) terminated by us without cause or (ii) terminated by Ms. Helvey for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Ms. Helvey’s employment is terminated as a result of her disability or her death, then Ms. Helvey’s outstanding and unvested equity awards will vest as if Ms. Helvey’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)	Severance payments will be paid in a lump sum upon a qualifying termination.

(3)	Calculations are based on a base salary of $325,000, which is the base salary that was in effect as of December 31, 2014.

(4)
Calculations are based on a target bonus amount of $227,500, which is the target bonus amount that was in effect under the 2014 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2014 above.

(5)
The value of the accelerated options was calculated by multiplying (x) the number of shares subject to acceleration by (y) the difference between $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $35.20, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2014.

(6)
Assuming that Ms. Helvey had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2014, the performance-based restricted stock units granted in December 2014 would not have resulted in any shares vesting. The eligible shares were calculated using the closing price of the Company and the related market index at December 31, 2014.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Ms. Helvey (and her eligible dependents) for 12 months.
As used in Ms. Helvey’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Employment Agreements of Messrs. Miller and Wallack.”
To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by stockholders(2)	8,554,398	$27.51	2,184,168
Equity compensation plans not approved by stockholders	—	—	—
Total	8,554,398		2,184,168

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(2)
Includes the following plans: 2010 Equity Incentive Plan (the “2010 Plan”), 2009 Equity Incentive Plan, 1999 Stock Plan and 2010 Employee Stock Purchase Plan (the “2010 ESPP”). Our 2010 Plan provides that on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 Plan is automatically increased by a number equal to the lesser of (i) 5,550,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) a lesser number of shares that may be determined by the our board of directors. Our 2010 ESPP provides that on January 1st of each fiscal year commencing in 2012 and ending on (and including) January 1, 2020, the number of shares authorized for issuance under the 2010 ESPP is automatically increased by a number equal to the lesser of (i) 1,200,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee is currently composed of Messrs. Baker, Burlingame and Payne. No interlocking relationship exists between any member of our Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of our Compensation Committee is or was formerly an officer or an employee of the Company.

PROPOSAL 2
ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules. This proposal, commonly known as a “say-on-pay” proposal, provides stockholders with the opportunity to express their views on the compensation of our named executive officers. The vote is not intended to address any specific item of our named executive officers’ compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As described in the section of this proxy statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain, and motivate talented individuals with the executive experience and leadership skills necessary for us to increase stockholder value. We seek to provide executive compensation that is competitive with companies that are similar to us. We also seek to provide near-term and long-term financial incentives that reward well-performing executives when strategic corporate objectives designed to increase long-term stockholder value are achieved. We believe that executive compensation should include base salary, cash incentives and equity awards. We also believe that our executive officers’ base salaries, incentive bonuses and equity incentives should be set at approximately median levels relative to comparable companies. In particular, our executive compensation philosophy is to promote long-term value creation for our stockholders by rewarding improvement in selected financial metrics, and by using equity incentives. Please see the section titled “Compensation Discussion and Analysis”.
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board requests your advisory vote on the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, our board of directors, or the Compensation Committee of the board of directors. Our board of directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Vote Required
The approval of an advisory resolution on named executive compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Broker non-votes will have no effect on this proposal.
Recommendation of the Board
Our board of directors recommends a vote FOR the approval of the foregoing advisory resolution on named executive officer compensation.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015, which will include an audit of the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited our financial statements since fiscal 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if our Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Principal Accounting Fees and Services
The following table sets forth the approximate aggregate fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2014 and 2013, respectively:

Fee Category	Fiscal 2014	Fiscal 2013
	(In thousands)
Audit Fees(1)	$2,101	$1,720
Audit-Related Fees(2)	194	282
Tax Fees(3)	430	401
All Other Fees(4)	2	5
Total Fees	$2,727	$2,408

(1)
Audit Fees consisted of professional services rendered in connection with the audit of the Company’s annual financial statements, an audit of the effectiveness of our internal control over financial reporting, quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and professional services rendered in connection with consents and reviews of other documents filed with the SEC.

(2)
Audit-Related Fees comprise fees for professional services related to fees paid for financial due dilligence procedures related to Evolv, Inc. acquisition, the issuance of our convertible debt and reports issued under statement on standards for attestation engagements No. 16, Reporting on Controls at a Service Organization.

(3)	Tax Fees consisted of professional services rendered in connection with tax compliance and consulting services.

(4)	All Other Fees consisted of fees paid for subscription of accounting research database.
Our Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.
Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of our Audit Committee, will not impair the independence of our independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. Our independent registered public accounting firm and our management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, our Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.
All PricewaterhouseCoopers LLP services and fees in fiscal 2014 and 2013 were pre-approved by our Audit Committee.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.
Recommendation of the Board
Our board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the fiscal year ending December 31, 2015.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2014. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.
The Audit Committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of NASDAQ and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the board of directors, which is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the financial reporting process of Cornerstone OnDemand, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company's consolidated financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of PwC. These are the fundamental responsibilities of management and PwC. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Harold W. Burlingame
James McGeever, Chairman
Kristina Salen

OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of our common stock and other equity securities. Such directors, officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our directors and executive officers, and persons who beneficially own more than 10% of our common stock, complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2014, except Kristina Salen who filed a late Form 4 on July 11, 2014.

Stockholder Proposals
Stockholder Proposals for 2016 Annual Meeting of Stockholders
The submission deadline for stockholder proposals to be included in our proxy materials for our 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 26, 2015 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for our 2016 Annual Meeting of Stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.
Advance Notice Procedure for 2016 Annual Meeting of Stockholders
Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. For our 2016 Annual Meeting of Stockholders, a stockholder notice must be received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, no earlier than February 9, 2016 and no later than March 11, 2016. However, if our 2016 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of our 2015 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to our 2016 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2016 Annual Meeting of Stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice bylaw provisions for additional information and requirements. A copy of our bylaws may be obtained by writing to our Secretary at the address listed above.
Stockholders Sharing the Same Address
The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, multiple stockholders sharing an address will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Fiscal Year 2014 Annual Report and SEC Filings
Our financial statements for the fiscal year ended December 31, 2014 are included in our Annual Report on Form 10-K, which we filed with the SEC on February 27, 2015. Our Annual Report and this proxy statement are posted on our website at investors.cornerstoneondemand.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be presented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet as instructed on the enclosed proxy card or by executing and returning, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
The Board of Directors
Santa Monica, California
April 23, 2015

Cornerstone

ONDEMAND *Empowering People*

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 P.M. Eastern Time on June 2, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M88771-P62641

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORNERSTONE ONDEMAND, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert Cavanaugh
02) Joseph P. Payne
03) Kristina Salen

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M88772-P62641

CORNERSTONE ONDEMAND, INC.
Annual Meeting of Stockholders
June 3, 2015 1:00 PM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of CORNERSTONE ONDEMAND, INC. ("Cornerstone"), a Delaware corporation, hereby appoints Adam L. Miller and Perry A. Wallack, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of Cornerstone to be held on June 3, 2015, at 1:00 p.m. Pacific Time, at Cornerstone's corporate headquarters at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, CA 90404 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side